UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)
Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Trustmark Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid:
2) Form, Schedule or Registration No.:
3) Filing Party:
4) Date Filed:

April 1, 2011
Dear Shareholder:
You are cordially invited to attend Trustmark Corporation’s 2011 Annual Meeting of Shareholders. This meeting will be held in the Trustmark Ballroom at the Jackson Convention Complex, located at 105 Pascagoula Street, Jackson, Mississippi, on Tuesday, May 10, 2011, at 10:00 a.m.
At the meeting, shareholders will be asked to elect a board of directors, provide advisory approval of Trustmark’s executive compensation, provide an advisory recommendation on the frequency of the advisory vote on executive compensation, ratify the selection of KPMG LLP as Trustmark Corporation’s independent auditors for 2011 and transact such other business as may properly come before the meeting. Prior to the meeting, please carefully read the accompanying proxy statement.
Thank you for your support of Trustmark.
Sincerely,

Richard G. Hickson	Gerard R. Host
Chairman of the Board	President and CEO

Trustmark Corporation
248 East Capitol Street
Jackson, MS 39201

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, May 10, 2011, at 10:00 a.m.

LOCATION	Trustmark Ballroom
Jackson Convention Complex
105 Pascagoula Street
Jackson, Mississippi 39201

ITEMS OF BUSINESS	(1) To elect a board of ten directors to hold office for the ensuing year or until their successors are elected and qualified.
(2) To provide an advisory vote on Trustmark’s executive compensation.
(3) To provide an advisory vote on the frequency of advisory votes on Trustmark’s executive compensation.
(4) To ratify the selection of KPMG LLP as Trustmark Corporation’s independent auditors for the fiscal year ending December 31, 2011.
(5) To transact such other business as may properly come before the meeting.

RECORD DATE	Shareholders of record on March 14, 2011, are eligible to vote at the meeting in person or by proxy.

PROXY VOTING/REVOCATION	You are urged to sign and return the enclosed proxy or vote your shares by telephone or Internet promptly, whether or not you plan to attend the meeting. If you do attend the meeting, you may revoke your proxy prior to the voting thereof. You may also revoke your proxy at any time before it is voted by written notice to the Secretary of Trustmark Corporation, by delivery to the Secretary of a subsequently dated proxy or by submitting a later vote by telephone or Internet.

T. Harris Collier III
Secretary to the Board

GENERAL INFORMATION
Solicitation by the Board of Directors
     This proxy statement is being sent on or about April 1, 2011, in connection with the solicitation by the Board of Directors of Trustmark Corporation (Trustmark) of proxies to be voted at the 2011 Annual Meeting of Shareholders (the Annual Meeting) and at any adjournment or postponement thereof for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders.
Meeting Location, Date and Time
     The Annual Meeting will be held in the Trustmark Ballroom at the Jackson Convention Complex, located at 105 Pascagoula Street, Jackson, Mississippi 39201, on Tuesday, May 10, 2011, at 10:00 a.m. To obtain directions to attend the meeting and vote in person, contact the Secretary at 1-601-208-5088 or toll-free at 1-800-844-2000 (extension 5088).
Shareholders Entitled to Vote
     Shareholders of record at the close of business on March 14, 2011, are entitled to notice of and to vote at the meeting in person or by proxy. On the record date, Trustmark had outstanding 64,668,248 shares of common stock.
Required Vote
     A majority of the shares outstanding and entitled to vote constitutes a quorum. The ten candidates who receive the highest number of affirmative votes will be elected as directors. In the election of directors, each shareholder may vote his shares cumulatively by multiplying the number of shares he is entitled to vote by the number of directors to be elected. This product constitutes the number of votes the shareholder may cast for one nominee or distribute among any number of nominees. For all other proposals, each share is entitled to one vote on each proposal.
     For the advisory vote on the frequency of advisory votes on executive compensation, the option of every year, every two years or every three years that receives the highest number of votes cast will be the frequency that is recommended by the shareholders. For all other proposals, including the advisory vote on Trustmark’s executive compensation and ratification of the selection of KPMG LLP, (KPMG) as independent auditors, such proposal will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal, if a quorum is present. While abstentions and broker non-votes are counted as shares present at the meeting for purposes of determining a quorum, they are not otherwise counted and, therefore, will have no effect on the outcome of the election of directors or any other proposal.
     Applicable rules determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a bank, broker or other holder of record which holds shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the beneficial owner. If a proposal is non-routine, the bank, broker or other holder of record generally may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the broker or other entity has not received voting instructions from the beneficial owner of the shares. The ratification of the selection of KPMG as independent auditors is considered a routine matter, while the election of directors, the advisory vote on Trustmark’s executive compensation and the advisory vote on the frequency of advisory votes on executive compensation are considered non-routine matters.
     All valid proxies received by Trustmark will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated in an otherwise properly executed proxy, it will be voted FOR the director nominees named in Proposal 1, FOR approval of Trustmark’s executive compensation in Proposal 2, FOR a frequency of every year for the advisory vote on executive compensation in Proposal 3, FOR ratification of the selection of KPMG as independent auditors in Proposal 4 and on all other matters in accordance with the recommendations of the Board of Directors of Trustmark.
How to Vote
     Shareholders of record can vote in person at the Annual Meeting or by proxy without attending the Annual Meeting.
     To vote by proxy, either:
(1)	Complete the enclosed proxy card, sign, date and return it in the enclosed postage-paid envelope,

(2)	Vote by telephone (instructions are on the proxy card), or

(3)	Vote by Internet (instructions are on the proxy card).
     If you hold your shares through a bank, broker or other holder of record, your bank, broker or agent will provide materials and instructions for voting your shares. If you hold your shares through a bank, broker or other holder of record, and you plan to vote in person at the meeting, you should contact your bank, broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting in order to vote in person.

Revocation of Proxies
     Any shareholder may revoke a proxy at any time before it is voted by written notice to the Secretary, by revocation at the meeting, by delivery to the Secretary of a subsequently dated proxy or by submitting a later vote by telephone or Internet (instructions are on the proxy card).
     If you hold your shares through a bank, broker or other holder of record, you should contact your bank, broker or agent to revoke your proxy or change your vote.
Voting on Other Matters
     The Board of Directors is not aware of any additional matters to be brought before the meeting. If other matters do come before the meeting, the persons named in the accompanying proxy or their substitutes will vote the shares represented by such proxies in accordance with the recommendations of the Board of Directors of Trustmark.
Cost of Proxy Solicitation
     Solicitation of proxies will be primarily by mail. Associates of Trustmark and its subsidiaries may be used to solicit proxies by means of telephone or personal contact but will not receive any additional compensation for doing so. Banks, brokers, trustees and nominees will be reimbursed for reasonable expenses incurred in sending proxy materials to the beneficial owners of such shares. The total cost of the solicitation will be borne by Trustmark.
CORPORATE GOVERNANCE
     Trustmark’s governance structure enables the Board of Directors (the Board) to effectively and efficiently address key, specific issues such as business growth, human capital and technology, among others. This is accomplished through five standing Board committees and through the effective utilization of the directors’ combined wisdom and diverse experience and business knowledge.
     Provisions of Trustmark’s governance structure include, among other things, a mandatory retirement age of 68, a minimum ownership of Trustmark stock, required notification of changes in professional responsibilities and residence, a directors’ attendance policy, as well as the authority to seek advice or counsel from external advisers on an as-needed basis.
Board Mission
     The role of the Board is to foster Trustmark’s long-term success consistent with its fiduciary responsibilities to shareholders. As part of this role, Trustmark’s Board is responsible for:
•	Providing strategic guidance and oversight,

•	Acting as a resource on strategic issues and in matters of planning and policy-making,
•	Ensuring that management’s operations contribute to Trustmark’s financial soundness,

•	Promoting social responsibility and ethical business conduct,

•	Providing insight and guidance on complex business issues and problems in the banking and financial services industries,

•	Ensuring that an effective system is in place to facilitate the selection, succession planning and compensation of the Chief Executive Officer (CEO), and

•	Ensuring Trustmark’s compliance with all relevant legal and regulatory requirements.
     The Board has adopted, and annually reviews, formal charters for the Board and its committees to address the governance guidelines and responsibilities of each. Likewise, the Board has adopted codes of conduct for directors, senior financial officers and associates. These materials are available on Trustmark’s website at www. trustmark.com or may be obtained by written request addressed to the Secretary of the Board, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205.
Meetings of the Board of Directors
     The Board met five times in 2010. Each director attended at least 75% of the total number of meetings of the Board and Board committees of which the director was a member in 2010, with the exception of Fred E. Carl, Jr.
Director Attendance at the Annual Meeting
     Directors are expected to attend the annual meeting of shareholders, and in 2010, six directors were present, with Adolphus B. Baker, Fred E. Carl, Jr., David H. Hoster, II, John M. McCullouch, R. Michael Summerford and William G. Yates, III not in attendance.
Director Independence
     The Board has affirmatively determined that the following directors and director nominees are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the Exchange Act)), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended) and “independent directors” (within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules):

Adolphus B. Baker	John M. McCullouch
William C. Deviney, Jr.	Richard H. Puckett
Daniel A. Grafton	R. Michael Summerford
David H. Hoster II	LeRoy G. Walker, Jr.

     Kenneth W. Williams, who retired from the Board on May 11, 2010, and Fred E. Carl, Jr., who resigned from the Board on January 24, 2011, were also “non-employee directors,” “outside directors” and “independent directors.”
CEO Succession
     As noted above, the Board is responsible for ensuring that an effective system is in place to facilitate the selection, succession planning and compensation of the CEO, with the compensation of the CEO recommended by the Human Resources Committee. Board members are expected to have a thorough understanding of the characteristics necessary for a CEO to execute on a long-term strategy that optimizes operating performance, profitability and shareholder value creation. The Board’s CEO succession planning process is designed to ensure that critical business capabilities are safeguarded, and to reduce vacancy, readiness and transition risks and develop strong leadership quality and executive bench strength.
     In late 2008, the Board began work to facilitate the orderly succession and retirement of Richard G. Hickson, President and CEO of Trustmark Corporation and CEO of Trustmark National Bank, and commenced a process to identify a new CEO. As part of this process, the Board carefully considered whether an outside executive search would be necessary. Over the course of a year, the Board held several discussions with the President and COO of Trustmark National Bank, Gerard R. Host, to discuss the role of CEO and to assess Host’s potential as the CEO candidate. Based on the Board’s evaluation of Mr. Host’s performance as President and COO of Trustmark National Bank and his earlier positions with Trustmark, and in consideration of the fact that Mr. Hickson had provided approximately ten years of mentoring and preparation of Mr. Host for the possibility of assuming the CEO role, the Board determined that Mr. Host was the most qualified candidate for CEO and that, therefore, an outside search was not needed.
     The Board’s process culminated with the election on September 14, 2010 of Mr. Host as President and CEO of Trustmark Corporation and Trustmark National Bank, effective January 1, 2011. Consistent with the Board’s plan for an orderly executive management transition, Mr. Hickson continues his employment with Trustmark and serves as Chairman of Trustmark Corporation and Trustmark National Bank and will advise and guide Trustmark’s business and strategic initiatives until his retirement on May 10, 2011.
Board Leadership
     Under Trustmark’s governance guidelines, the Board has the responsibility to determine the most appropriate leadership structure for the company, including whether it is best for the company at a given point in time for the roles of Board Chairman and CEO to be separate or combined.
     From 2002 through 2010, Trustmark’s CEO served as Chairman of the Board. Beginning January 1, 2011, Trustmark’s former CEO serves as Chairman of the Board.
     Under the governance guidelines set forth in Trustmark’s Board Charter, the Chairman of the Executive Committee, Daniel A. Grafton, serves as the Board’s Lead Director when the Board Chairman is also the CEO. The primary responsibility of the Lead Director is to chair meetings of the non-management directors, and in 2010 the Board held four such independent sessions. The Lead Director also refers to the appropriate Board committee any issue brought to his attention by shareholders, directors or others. The Lead Director is the primary communicator between the directors and the CEO, who is directly responsible to the Board in its entirety, although individual Board members may communicate directly with the CEO and may freely discuss their views with other Board members at any time. Although the roles of Chairman and CEO were separated effective January 1, 2011, in light of the fact that the current Board Chairman is the former CEO and continues to be employed by Trustmark until May 10, 2011, Mr. Grafton will continue to serve as the Lead Director until May 10, 2011.
     Mr. Hickson served as Board Chairman and CEO from 2002 until his retirement as CEO on December 31, 2010, and will continue to serve as Board Chairman until his retirement as of the Annual Meeting on May 10, 2011. Mr. Host assumed the role of CEO, effective January 1, 2011, and since that time Trustmark has operated under a board leadership structure with separate roles for Board Chairman and CEO. The Board believes its current leadership structure is the most efficient and effective leadership structure for Trustmark during this transition period, because it allows the CEO to focus on providing day-to-day leadership and management of the company, while the Chairman, who has broad experience in and acute understanding of the financial industry and the markets Trustmark serves, can provide guidance to the CEO, set the agenda for Board meetings (in consultation with the CEO and other members of the Board), preside over meetings of the Board, and perform other administrative functions relating to the Board’s activities, and the Lead Director continues his role as the primary communicator on behalf of the non-management directors. This separation of the roles also fosters greater independence between the Board and management.
     While the Board believes that having the CEO or former CEO serve as Board Chairman has been highly effective for Trustmark’s efficient operation and strategic development, the Board is also mindful of the importance of independent oversight of management. Therefore, in connection with Mr. Hickson’s retirement at the Annual Meeting, the Board anticipates electing a new independent Board Chairman at a Board meeting to be held immediately following the

Annual Meeting. Consistent with Trustmark’s governance guidelines, the Lead Director position will no longer be necessary with an independent Board Chairman. The Board believes that maintaining separate Board Chairman and CEO positions will permit Mr. Host to focus on managing Trustmark’s business operations in his role as CEO while the Board Chairman maintains responsibility for leading the Board in its oversight function and consideration of broader corporate strategy. Accordingly, the Board believes that this leadership structure will provide the appropriate balance between strategic development and independent oversight of management and will be the most appropriate structure for Trustmark following Mr. Hickson’s retirement at the Annual Meeting.
Committees of the Board of Directors
     There are five standing committees that collectively provide guidance on strategic issues, planning and policymaking: Audit and Finance, Executive, Human Resources, Nominating and Strategic Planning. Currently, the committees are comprised solely of independent directors, with the exception of the Executive and Strategic Planning Committees.
Audit and Finance Committee
     Under the terms of its Charter, the Audit and Finance Committee meets at least five times a year and is responsible for, among other things, annual approval of the independent auditors, oversight of audit activities, risk management policies, financial reporting and regulatory compliance, as well as review and approval of Trustmark’s profit plan. The Committee meets with the independent and internal auditors without management present on a regular basis.
     The Audit and Finance Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Audit and Finance Committee Charter.
Executive Committee
     The Executive Committee acts on behalf of the Board if a matter requires Board action before a meeting of the Board can be held. The Committee is responsible for reviewing the corporate governance structure and annually evaluating each director’s performance against specific performance criteria.
Human Resources Committee
     The role of the Human Resources Committee is to ensure that appropriate policies and practices are in place to facilitate the development of management talent, orderly
CEO succession planning, corporate social responsibility and the setting of management compensation.
     The Human Resources Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Human Resources Committee Charter.
Nominating Committee
     The Nominating Committee is charged with the responsibility of seeking, interviewing and recommending to the Board qualified candidates for Board and committee membership.
     The Nominating Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Nominating Committee Charter.
Strategic Planning Committee
     The Strategic Planning Committee provides guidance to management on the strategic planning process and issues of strategic importance including business growth and expansion, material transactions and technology. The Committee is also responsible for monitoring progress with Trustmark’s long-term strategic and financial objectives.
Board Oversight of Risk Management
     Trustmark believes that its leadership structure allows the directors to provide effective oversight of Trustmark’s risk management function by receiving and discussing regular reports prepared by Trustmark’s senior management, including the Chief Financial Officer and the Chief Risk Officer, on areas of material risk to the company, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic and reputational risks. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate risk owner within the organization to enable it to understand the risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee presents a report regarding the risk, including strategies for managing or mitigating the risk, as appropriate, to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. Additionally, in recognition of the importance of its enterprise risk oversight function, in 2010 Trustmark formed an Enterprise Risk Management Committee, which is comprised solely of independent directors, at the Bank Board level.

Committee Membership
     The following table shows the current membership of each committee and the number of meetings held by each committee during 2010:

Director	Audit and Finance (1)	Executive (1)	Human Resources	Nominating (1)	Strategic Planning (2)

Adolphus B. Baker			X
William C. Deviney, Jr.
Daniel A. Grafton		Chairman	Chairman	X	X
Richard G. Hickson		X
Gerard R. Host (3)		X
David H. Hoster II	X	X		X	Chairman
John M. McCullouch		X	X	Chairman	X
Richard H. Puckett	X	X		X	X
R. Michael Summerford	Chairman	X	X	X	X
LeRoy G. Walker, Jr.	X
William G. Yates III					X

2010 Meetings	5	6	4	1	2

(1)	Mr. Kenneth W. Williams served as Chairman of the Executive Committee and as a member of the Audit and Finance and Nominating Committees until his retirement from the Board on May 11, 2010.
(2)	Mr. Fred E. Carl, Jr., served on the Strategic Planning Committee until his resignation effective January 24, 2011.
(3)	Mr. Gerard R. Host joined the Executive Committee on January 1, 2011.
Director Compensation for 2010
     The following table provides compensation information for the year ended December 31, 2010, for each non-employee member of the Board:

					Change in
					Pension Value
					and Non-Qualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash (2)	Awards (3)	Awards (4)	Compensation	Earnings (5)	Compensation	Total
Name (1)	($)	($)	($)	($)	($)	($)	($)

Adolphus B. Baker	$30,750	$17,702	---	---	$100,407	---	$148,859
Fred E. Carl, Jr. (6)	$20,000	$17,702	---	---	---	---	$37,702
William C. Deviney, Jr.	$28,250	$17,702	---	---	$165,950	---	$211,902
Daniel A. Grafton	$42,750	$17,702	---	---	---	---	$60,452
David H. Hoster II	$42,583	$17,702	---	---	---	---	$60,285
John M. McCullouch	$41,250	$17,702	---	---	---	---	$58,952
Richard H. Puckett	$34,000	$17,702	---	---	$142,140	---	$193,842
R. Michael Summerford	$48,500	$17,702	---	---	---	---	$66,202
LeRoy G. Walker, Jr.	$31,250	$17,702	---	---	$144,786	---	$193,738
Kenneth W. Williams (6)	$12,500	---	---	---	$8,826	---	$21,326
William G. Yates III	$22,000	$17,702	---	---	---	---	$39,702

(1)	Richard G. Hickson, Trustmark’s CEO during 2010, and Gerard R. Host, Trustmark’s COO during 2010, are not included in this table as they are associates of Trustmark and thus received no compensation for their service as a director. The compensation received by Messrs. Hickson and Host as associates of Trustmark is shown in the Summary Compensation Table on page 30.
(2)	Includes fees deferred pursuant to the voluntary Trustmark Corporation Non-Qualified Deferred Compensation (NQDC) Plan and/or the Directors’ Deferred Fee Plan. Where applicable, also includes fees paid for attendance at Community Bank Advisory Board of Directors meetings and at committee meetings of the Trustmark National Bank Board of Directors (the Bank Board).
(3)	The amounts in this column reflect the aggregate grant date fair value of time-based restricted stock awards granted to the directors on January 26, 2010 (computed in accordance with ASC Topic 718 excluding the impact of estimated forfeitures). Assumptions used in the calculation of these amounts are included in Note 13 to Trustmark’s audited financial statements for the year ended December 31, 2010, in Trustmark’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 25, 2011. At December 31, 2010, each non-employee director held 217 shares of unvested performance-based restricted stock. These awards will vest only if the related performance measures are achieved. If vesting of the related performance measures exceeds 100%, each non-employee director will also receive up to an additional 217 excess shares of time-based restricted stock. At December 31, 2010, each non-employee director held 1,415 shares of unvested time-based restricted stock, with the exception of Messrs. Carl and Yates, who each held 1,165 shares of unvested time-based restricted stock.

(4)	No stock option awards were made during 2010. At December 31, 2010, non-employee directors had the following options outstanding from grants under Trustmark’s stock and incentive compensation plans: McCullouch, Summerford – 6,000 each, Grafton – 2,000, all other non-employee directors – 11,000 each, with the exception of Messrs. Carl, Hoster, and Yates, who had no options outstanding.
(5)	The amounts in this column reflect the increase in actuarial present value of the director’s accumulated benefits under Trustmark’s Directors’ Deferred Fee Plan, determined using interest rate and mortality rate assumptions included in Note 12 to Trustmark’s audited financial statements for the year ended December 31, 2010, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 25, 2011.
(6)	Mr. Williams retired from the Board on May 11, 2010, and Mr. Carl resigned from the Board on January 24, 2011.
     Non-employee director compensation is determined by the Board of Directors, based on the recommendation of the Human Resources Committee, which periodically reviews non-employee director compensation to determine if changes are needed.
     Beginning May 12, 2009, non-employee directors receive an annual retainer of $12,000 plus $ 1,500 for each Board meeting attended. Chairmen of the Executive Committee and Human Resources Committee receive an additional annual retainer of $6,000, the Chairman of the Audit and Finance Committee receives an additional annual retainer of $12,000, and the Chairmen of the Nominating and Strategic Planning Committees each receive an additional annual retainer of $2,000. All Board committee chairmen and committee members receive $1,000 for each committee meeting attended (including ad hoc committees). In addition, each director who serves as chairman of a committee of the Bank Board receives an annual retainer of $2,000. All Bank Board committee chairmen and committee members receive $750 for each committee meeting attended. For meetings wherein the director attends via teleconference, the director receives one-half of the meeting fee. In addition, directors who serve as advisory directors on Trustmark’s Community Bank Advisory Boards of Directors receive a fee of $250 for each Advisory Board meeting attended. Annual retainer and meeting fees are paid monthly. Directors are also eligible to be reimbursed for expenses incurred in attending Board and committee meetings. Messrs. Hickson and Host, as associates of Trustmark, receive no compensation for Board or committee service.
     Trustmark maintains a Directors’ Deferred Fee Plan for non-employee directors who became directors prior to 2003, and who elected to participate in the plan. Under the plan, participating directors had to defer $12,000 of fees annually to fund a portion of the cost of their defined retirement benefits and death benefits. The amount of the retirement benefit and death benefit is determined based upon the participant’s annual contribution amount, the length of Board service and the age of the director at date of entry into the plan. In order to control costs, and based on peer company and broader market data provided by the Human Resources Committee’s compensation consultant that comparable organizations were not providing this benefit to directors, the Board amended the plan on April 28, 2009, to cease future benefit accruals under, and contributions by directors to, the plan effective March 1, 2010. The plan requires retirement benefits to commence at a director’s normal retirement date (March 1 following age 65). Thus, should a director continue service beyond his or her normal retirement date, retirement benefits would begin prior to cessation of Board service. Depending on a number of factors, the vested annual benefit at retirement is payable for the longer of life or twenty-five years and, as of December 31, 2010, ranges from $47,000 to $78,000 (taking into account the March 1, 2010 benefit accrual freeze) for current directors who elected to participate in the plan. If a participating director dies prior to retirement, his beneficiary will receive a scheduled death benefit for ten years. Trustmark has purchased life insurance contracts on participating directors to fund the benefits to be paid under this plan.
     Non-employee directors are eligible to receive equity compensation awards under the Trustmark Corporation 2005 Stock and Incentive Compensation Plan. Prior to 2007, Trustmark granted stock options to its non-employee directors. In the event of a change in control or retirement at or after age 68, the vesting of unvested stock options is accelerated. Since 2007, Trustmark has granted restricted stock to its non-employee directors. Initially the non-employee directors received performance-based restricted stock on terms substantially similar to those granted to executive management. In 2008, when implementing a similar change with respect to restricted stock grants for executive management, Trustmark granted non-employee directors both time-based and performance-based restricted stock, on terms substantially similar to those granted to executive management. In 2009, based on an observation from the compensation consultant that non-employee director equity compensation paid by Trustmark’s peer companies more commonly consisted solely of time-based restricted stock, consistent with the directors’ fiduciary oversight role, Trustmark began awarding only time-based restricted stock to its non-employee directors. In the event of a change in control, retirement at or after age 65 (except in the case of the 2007 awards), disability, death, or termination without cause, directors are entitled to a time-weighted portion of any unvested restricted stock, with vesting of performance-based awards also based on actual performance and excess shares relating to a completed performance period vesting in full.
     As part of Trustmark’s director compensation structure, beginning in May 2009, the Board determined that the annual awards of time-based restricted stock for the non-employee directors should be valued at approximately $18,000.

Additionally, the Board implemented a director stock ownership requirement that requires all directors to own a minimum of 3,000 shares of Trustmark stock. Directors have up to five years from the date Board service begins to meet the ownership requirement. Until a director has reached the minimum requirement, the director is required to hold 100% of the shares received from any Trustmark stock awards. On January 26, 2010, each non-employee director received the equivalent of approximately $18,000 in time-based restricted stock, which amounted to 768 shares, computed on a 10-day average closing stock price up to and including the date of the grant. The restricted shares vest on January 26, 2013, if the director is still serving at the time. Mr. Williams retired from the Board on May 11, 2010, and, therefore, did not receive a stock award in 2010.
     In addition to the Directors’ Deferred Fee Plan described above, non-employee directors may defer all or a part of their annual retainer and meeting fees pursuant to Trustmark’s NQDC Plan. The compensation deferred is credited to an account, which is deemed invested in and mirrors the performance of one or more designated investment funds available under the plan and selected at the option of the director. The deferred compensation account will be paid in a lump sum or in annual installments at a designated time upon the occurrence of an unforeseen emergency or upon a director’s retirement or cessation of service on the Board.
Communications with Directors
     Shareholders desiring to contact Trustmark’s Board may do so by sending written correspondence to Board of Directors, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205 or by email to boardofdirectors@trustmark.com.
     Communications will be referred to the Executive Committee Chairman, who will determine the appropriate committee to receive the communication and take any action deemed necessary by that committee.
     Pursuant to Trustmark’s Whistleblower Policy, complaints relating to Trustmark’s accounting, internal accounting controls or auditing matters should be directed to the Trustmark Hotline at 1-866-979-3769. Complaints will be investigated by Trustmark’s General Counsel and reported to the Audit and Finance Committee.
Nomination of Directors
     Nominations for election to the Board may be made by the Board or by any shareholder of any outstanding class of capital stock of Trustmark entitled to vote for the election of directors. Nominations other than those made by or on behalf of the existing management of Trustmark shall be made in writing and shall be delivered or mailed to Trustmark’s Chairman of the Board not less than fourteen days nor more than fifty days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the Chairman of the Board no later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of Trustmark that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of Trustmark owned by the notifying shareholder.
     Nominations not made in accordance with the above procedure may be disregarded by the Chairman of the meeting at his discretion, and upon his instruction, all votes cast for each such nominee may be disregarded.
     Trustmark’s bylaws permit direct nominations by shareholders. Therefore, the Nominating Committee does not have a policy for considering nominations by shareholders through the process outlined above. However, if a shareholder wishes to recommend an individual for Board service, rather than directly nominate the individual as set forth above, the shareholder may submit the individual’s name to the Nominating Committee in writing addressed to Trustmark Corporation Nominating Committee, Post Office Box 291, Jackson, MS 39205 or by email to boardofdirectors@trustmark.com. In order to give the Nominating Committee adequate time to consider any such individual for nomination as a director at the 2012 Annual Meeting of Shareholders, such recommendations should be delivered no later than October 1, 2011. In considering an individual recommended by a shareholder but not directly nominated, the Nominating Committee will use the same guidelines as set forth in the Director Qualifications section below.
     When identifying potential candidates for director nominees, the Nominating Committee may solicit suggestions from incumbent directors, management or others. With regard to the proposed nominees for 2011, all nominees are current Board members.

Director Qualifications
     The Board believes that in order to appropriately carry out its roles, directors must demonstrate a variety of personal traits, leadership qualities and individual competencies. In considering nominees submitted by the Board or management and any recommendations submitted by shareholders, the Nominating Committee will use these personal traits, leadership qualities and individual competencies to assess future director nominees’ suitability for Board service. The Nominating Committee also evaluates each director nominee’s qualities in the context of how that nominee would relate to the Board as a whole, in light of the Board’s current composition and Trustmark’s evolving needs. Although Trustmark has no formal policy regarding diversity, the Nominating Committee believes that the Board should include directors with diverse skills, experience, and business knowledge, and whose backgrounds, ages, geographical representation and community involvement contribute to an overall diversity of perspective that enhances the quality of the Board’s deliberations and decisions. The Nominating Committee may consider these factors as it deems appropriate in connection with the general qualifications of each director nominee. Each director is required by law to own in his or her own right common or preferred stock of Trustmark having an aggregate par, fair market or equity value of not less than $1,000 as of the most recent of (i) the date of purchase, (ii) the date the person became a director or (iii) the date of the director’s most recent election to the Board. Upon attaining the age of 68, a director is required to retire from the Board effective upon completion of his or her then current term of office.
Personal Traits
     Board service is an extremely important, high profile role and carries with it significant responsibility. For that reason, it is important that all directors possess a certain set of personal traits, including:

• Personal and Professional Integrity	• High Performance Standards
• Accountability	• Initiative and Responsiveness
• Informed Business Judgment	• Business Credibility
• Mature Confidence
Leadership Qualities
For individuals considered for Board leadership roles, the following skill sets are required:

• Communication Skills	• Facilitation Skills
• Crisis Management Skills	• Relationship Building/Networking Skills

Individual Competencies
     There are certain competencies that must be represented collectively by the directors on each Board committee, but each individual director need not necessarily possess all of them. The specific competencies vary by committee, as illustrated in the chart below:

Board Committees
		Audit and		Human		Strategic
Individual Director Competencies		Finance	Executive	Resources	Nominating	Planning
1.	Financial Acumen
	Accounting & finance knowledge	Ö	Ö		Ö	Ö
	Financial statement analysis	Ö
	Knowledge of capital markets	Ö				Ö
	Financial planning	Ö
	Ability to communicate financial concepts in lay terms	Ö				Ö
2.	Organizational Effectiveness
	Talent management			Ö
	Understanding of compensation issues			Ö
	Ability to discern candidate qualifications			Ö	Ö
3.	Strategic Direction
	Vision		Ö		Ö	Ö
	Strategic perspective		Ö		Ö	Ö
	Technology knowledge	Ö				Ö
	Industry knowledge	Ö	Ö		Ö	Ö

Specific Director Experience, Qualifications, Attributes and Skills
     The Nominating Committee assists the Board by identifying individuals qualified to serve as Board members and by recommending to the Board the director nominees for election at the next annual meeting of shareholders. The Board believes that each director nominee possesses the personal traits described above and that each director nominee for a position of Board leadership also demonstrates the additional leadership qualities described above. In considering the director nominees’ individual competencies, the Board believes that the appropriate competencies are represented for the Board as a whole and for each of the Board’s committees. In addition, each nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes each nominee possesses are discussed under Proposal 1 in the table entitled “The Nominees,” beginning on page 10.

PROPOSAL 1: ELECTION OF DIRECTORS
     The Board has fixed the number of directors for the coming year at ten. The nominees listed herein have been proposed by the Board for election at the meeting.
     Shares represented by the proxies will, unless authority to vote is withheld, be voted in favor of the proposed slate of ten nominees. In the election of directors, each shareholder may vote his shares cumulatively by multiplying the number of shares he is entitled to vote by the number of directors to be elected. This product constitutes the number of votes the shareholder may cast for one nominee or distribute among any number of nominees. The proxies reserve the right, in their discretion, to vote cumulatively. If a shareholder withholds authority for one or more nominees and does not direct otherwise, the total number of votes the shareholder is entitled to cast will be distributed among the remaining nominees.
     Should any of these nominees be unable to accept the nomination, the votes which otherwise would have been cast for the nominee(s) will be voted for such other person(s) as the Board shall nominate. Each director is elected to hold office until the next annual meeting of shareholders or until a successor is elected and qualified. The persons who will be elected to the Board will be the ten nominees receiving the highest number of votes.
     The Board recommends that shareholders vote “for” the proposed nominees.

THE NOMINEES

Name and Age at Record Date		Position, Principal Occupation and Directorships During Past 5 Years

Adolphus B. Baker	54
• President and CEO, Cal-Maine Foods, Inc.
   (Producer and Distributor of Shell Eggs)
•  Director of Trustmark since 2007
•  Trustmark Corporation Committees:
    Human Resources
•  Other Directorships: Trustmark National Bank,
		Cal-Maine Foods, Inc.

Mr. Baker’s position as president and chief operating officer and director of another publicly-traded company has provided him with significant business leadership skills and experience in evaluating strategic alternatives that focus on maximizing shareholder value. Mr. Baker’s years of service as a director for Trustmark National Bank, and particularly as the Bank Board’s Asset Liability Committee Chairman, provides him with an intrinsic understanding of Trustmark’s strategy for managing liquidity, which is a skill essential to the Board’s risk oversight function.

William C. Deviney, Jr.	65

•  CEO, Deviney Construction Company, Inc.
   (Telecommunications Construction)
•  Director of Trustmark since 1995
•  Other Directorships: Trustmark National Bank

Mr. Deviney serves as the chief executive officer of a telecommunications construction company, which he owns. Having his company’s headquarters located in the same metropolitan area as Trustmark’s headquarters contributes to Mr. Deviney’s keen understanding of Trustmark’s customer base and markets. This awareness, coupled with his historical knowledge of Trustmark’s operations through his lengthy tenure as a director for Trustmark National Bank and his service as the Credit Policy Committee Chairman, provides him with a broad perspective for oversight of Trustmark’s credit and risk management approach.

Daniel A. Grafton	64

•  Retired President, L-3 Vertex Aerospace
   (Provider of Aviation and Aerospace Services)
•  Director of Trustmark since 2007
•  Trustmark Corporation Committees:
          Executive (Chairman)
          Human Resources (Chairman) Nominating
          Strategic Planning
•  Other Directorships: Trustmark National Bank

Prior to his retirement, Mr. Grafton served as president of a leading aviation and aerospace services provider. During his career, Mr. Grafton also served as president and chief executive officer as well as chief operating officer for Raytheon Aerospace, a division of Raytheon Company, a publicly-traded company. His extensive business background, together with his experience on numerous boards and committees, has equipped him with the leadership and consensus-building skills necessary to serve as the Human Resources Committee Chairman, Lead Director and Executive Committee Chairman.

Name and Age at Record Date		Position, Principal Occupation and Directorships During Past 5 Years

Gerard R. Host	56

•  President and CEO, Trustmark Corporation;
   President and CEO, Trustmark National Bank
•  Director of Trustmark since 2010
•  Trustmark Corporation Committees:
     Executive
•  Other Directorships: Trustmark National Bank

Mr. Host became president and chief executive officer of Trustmark Corporation and Trustmark National Bank, effective January 1, 2011, having served as president and chief operating officer of Trustmark National Bank prior to that time. He also currently serves as a director of the Federal Reserve Bank of Atlanta, New Orleans Branch. Throughout his tenure with Trustmark, Mr. Host has served in a variety of executive management capacities, including chief financial officer, chief investment officer and president of various divisions. Mr. Host’s in-depth knowledge of Trustmark’s operations and of the financial services industry enables him to provide both historical and strategic perspectives in Board discussions regarding corporate strategy and governance matters.

David H. Hoster II	65

•  President and CEO, EastGroup Properties, Inc.
   (Real Estate Investment Trust)
•  Director of Trustmark since 2008
•  Trustmark Corporation Committees:
     Audit and Finance
     Executive
     Nominating
     Strategic Planning (Chairman)
•  Other Directorships: Trustmark National Bank, EastGroup Properties, Inc.

Mr. Hoster serves as the president and chief executive officer and a director of a publicly-traded real estate investment trust. In these capacities, Mr. Hoster has developed an extensive understanding of commercial real estate and related investment and financing activities, which enables him to contribute invaluable insight and guidance on corporate strategy and risk management to Board discussions.

John M. McCullouch	63

•  Retired President, AT&T Mississippi
•  Director of Trustmark since 2005
•  Trustmark Corporation Committees:
     Executive
     Human Resources
     Nominating (Chairman)
     Strategic Planning
•  Other Directorships: Trustmark National Bank

Mr. McCullouch was the president of the Mississippi division of a major telecommunications company. Mr. McCullouch’s legal background and business acumen provide him with the necessary skills to assess corporate governance matters and formulate strategy relative to Board planning and oversight. In addition, through his broad and extensive service on other non-public boards, Mr. McCullouch is attuned to the necessity of diversity from various perspectives, which is essential to his service as the Nominating Committee Chairman and as a member of the Human Resources Committee.

Name and Age at Record Date		Position, Principal Occupation and Directorships During Past 5 Years

Richard H. Puckett	56

•  Chairman and CEO, Puckett Machinery Company
   (Distributor of heavy Earth Moving Equipment)
•  Director of Trustmark since 1995
•  Trustmark Corporation Committees:
     Audit and Finance
     Executive
     Nominating
     Strategic Planning
•  Other Directorships: Trustmark National Bank

Mr. Puckett is the chairman and chief executive officer of a company that serves southern Mississippi, including Jackson, Mississippi, where Trustmark maintains its administrative headquarters. Mr. Puckett brings marketing and business leadership skills, as well as an in-depth understanding of the business climate and customer base in Trustmark’s major legacy markets.

R. Michael Summerford	62

•  Former President and COO, ChemFirst, Inc.
   (Manufacturer of Electronic and Specialty Chemicals)
•  Director of Trustmark since 2005
•  Trustmark Corporation Committees:
     Audit and Finance (Chairman)
     Executive
     Human Resources
     Nominating
     Strategic Planning
•  Other Directorships: Trustmark National Bank

Mr. Summerford has served as the president and chief operating officer and chief financial officer of another publicly-traded company. He was also a certified public accountant. His career experience has resulted in Mr. Summerford’s expertise in understanding financial statements, accounting methodologies and compensation practices, which is essential to his service as the Audit and Finance Committee Chairman, as the audit committee financial expert and as a member of the Human Resources Committee.

Name and Age at Record Date		Position, Principal Occupation and Directorships During Past 5 Years

LeRoy G. Walker, Jr.	61

•  President, LTM Enterprises, Inc.
   (McDonald’s Franchisee)
•  Director of Trustmark since 2009
•  Trustmark Corporation Committees:
     Audit and Finance
•  Other Directorships: Trustmark National Bank

Mr. Walker is the owner/operator of a franchise of a major national restaurant chain. Mr. Walker’s experience in this regard has provided him with a unique and broad perspective of marketing and customer needs. His business skills and experiences on numerous non-public and civic boards demonstrate his ability to work successfully as part of a team and enable him to contribute diverse perspectives to Board discussions.

William G. Yates III	38

•  President and CEO, W.G. Yates & Sons Construction Company
   (Construction)
•  Director of Trustmark since 2009
•  Trustmark Corporation Committees:
     Strategic Planning
•  Other Directorships: Trustmark National Bank

Mr. Yates is the president and chief executive officer of a commercial construction company with operating divisions located throughout the Southeast, many of which are within markets served by Trustmark. Mr. Yates’ knowledge of these markets, as well as his leadership experience in the various aspects of the construction industry, including employee relations matters, contract negotiations and risk management, provide the Board with an important resource for assessing and managing risks and planning for corporate strategy.

STOCK
Securities Ownership by Certain Beneficial Owners and Management
     The following table reflects the number of Trustmark shares beneficially owned by (a) persons known by Trustmark to be the beneficial owners of more than 5% of its outstanding shares, (b) directors and nominees, (c) each of the named executive officers (NEOs) within the Executive Compensation section and (d) directors and executive officers of Trustmark as a group. The persons listed below have sole voting and investment authority for all shares except as indicated. The percentage of outstanding shares of common stock owned is not shown where less than 1%. All percentage computations are based on 64,668,248 shares of Trustmark common stock outstanding as of March 1, 2011.

	Shares
	Beneficially		Percent of
	Owned		Outstanding
Name	as of 03/01/11 (1)		Shares
BlackRock, Inc.	6,008,235	(2)	9.29%
BlackRock, Inc.
40 East 52nd Street
New York, New York 10022
Capital World Investors	3,257,000	(3)	5.04%
Capital World Investors
333 South Hope Street
Los Angeles, California 90071
Robert M. Hearin Foundation	5,565,374	(4)	8.61%
Robert M. Hearin Support Foundation
Post Office Box 16505
Jackson, Mississippi 39236
Adolphus B. Baker	20,587	(5)(6)
William C. Deviney, Jr.	38,186	(5)(6)
Duane A. Dewey	69,324	(7)
Daniel A. Grafton	21,520	(6)(8)
Louis E. Greer	52,965	(9)
Richard G. Hickson	265,359	(10)
Gerard R. Host	218,866	(11)
David H. Hoster II	4,920	(6)
John M. McCullouch	10,735	(6)(12)
Richard H. Puckett	96,507	(5)(6)(13)
R. Michael Summerford	11,520	(6)(12)
Breck W. Tyler	54,942	(14)
LeRoy G. Walker, Jr.	15,209	(5)(6)
William G. Yates III	3,563	(15)
Directors and executive officers of Trustmark as a group	1,418,345	(16)	2.19%

(1)	Includes options exercisable within 60 days of March 1, 2011.

(2)	According to Amendment No. 1 to Schedule 13G filed with the SEC on January 21, 2011 by BlackRock, Inc., as of December 31, 2010, BlackRock, Inc. is the beneficial owner of 6,008,235 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.

(3)	According to Schedule 13G filed with the SEC on February 9, 2011 by Capital World Investors, as of December 31, 2010, Capital World Investors is the beneficial owner of 3,257,000 shares of Trustmark common stock. Capital World Investors is deemed to be the beneficial owner of 3,257,000 shares as a result of Capital Research and Management Company, of which Capital World Investors is a division, serving as an investment advisor to various investment companies registered under the Investment Company Act of 1940. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced Schedule 13G.

(4)	Based solely on information provided to Trustmark by The Robert M. Hearin Foundation on behalf of The Robert M. Hearin Foundation, the Robert M. Hearin Support Foundation, Capitol Street Corporation and Galaxie Corporation (collectively, “Hearin Foundation”), as of January 7, 2011, the Hearin Foundation beneficially owns 5,565,374 shares of Trustmark common stock, including 383,928 shares owned by The Robert M. Hearin Foundation, 3,519,482 shares owned by the Robert M. Hearin Support Foundation, 1,388,964 shares owned by Capitol Street Corporation and 273,000 shares owned by Bay Street Corporation. Capitol Street Corporation is a 100% owned subsidiary of Galaxie Corporation, which may be deemed to be controlled by the Robert M. Hearin Support Foundation. Voting and investment decisions concerning shares beneficially owned by The Robert M Hearin Foundation and the Robert M. Hearin Support Foundation are made by the Foundations’ trustees: Robert M. Hearin, Jr., Matthew L. Holleman, III, Daisy S. Blackwell, E. E. Laird, Jr., Laurie H. McRee and Alan W. Perry.

(5)	Includes 10,600 shares that Messrs. Baker, Deviney, Puckett and Walker each have the right to acquire through the exercise of options.

(6)	Includes 2,346 shares of restricted stock with respect to which Messrs. Baker, Deviney, Grafton, Hoster, McCullouch, Puckett, Summerford and Walker each have sole voting power but which cannot be transferred prior to vesting.

(7)	Includes 40,000 shares that Mr. Dewey has the right to acquire through the exercise of options and 21,271 shares of restricted stock with respect to which Mr. Dewey has sole voting power but which cannot be transferred prior to vesting.

(8)	Includes 17,000 shares as to which Mr. Grafton shares voting and investment power with his spouse and 1,600 shares Mr. Grafton has the right to acquire through the exercise of options.

(9)	Includes 15,000 shares that Mr. Greer has the right to acquire through the exercise of options and 19,921 shares of restricted stock with respect to which Mr. Greer has sole voting power but which cannot be transferred prior to vesting.

(10)	Includes 2,000 shares as to which Mr. Hickson shares voting and investment power with his spouse, 135,000 shares that Mr. Hickson has the right to acquire through the exercise of options and 96,843 shares of restricted stock with respect to which Mr. Hickson has sole voting power but which cannot be transferred prior to vesting.

(11)	Includes 21,469 shares owned by spouse and children as to which Mr. Host has no voting or investment control, 67,000 shares that Mr. Host has the right to acquire through the exercise of options and 70,052 shares of restricted stock with respect to which Mr. Host has sole voting power but which cannot be transferred prior to vesting.

(12)	Includes 5,600 shares that Messrs. McCullouch and Summerford each have the right to acquire through the exercise of options.

(13)	Includes 79,376 shares owned by spouse and children as to which Mr. Puckett has no voting or investment control.

(14)	Includes 5,519 shares as to which Mr. Tyler shares voting and investment power with his spouse, 18,000 shares that Mr. Tyler has the right to acquire through the exercise of options and 21,271 shares of restricted stock with respect to which Mr. Tyler has sole voting power but which cannot be transferred prior to vesting.

(15)	Includes 2,096 shares of restricted stock with respect to which Mr. Yates has sole voting power but which cannot be transferred prior to vesting.

(16)	Includes shares held directly or indirectly by 24 individuals: the currently-serving directors and NEOs listed herein, as well as Trustmark’s other remaining executive officers and the General Counsel/Secretary. Of these, a total of 499,125 are shares the individual has the right to acquire through the exercise of options, a total of 421,645 are shares of restricted stock with respect to which the individual has sole voting power but which cannot be transferred prior to vesting and a total of 12,067 shares are pledged as security.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires Trustmark’s directors, executive officers and persons who own more than 10% of Trustmark’s common stock to file reports of their ownership and changes in ownership of Trustmark’s common stock. Trustmark prepares these reports for the directors and executive officers who request it on the basis of information obtained from them and Trustmark’s records. Based on the information available to Trustmark, Trustmark believes that its directors and executive officers complied with all reporting requirements under Section 16(a) for 2010, with the exception that Mr. Puckett was late filing a Form 4 for each of eleven transactions during 2010, relating to automatic monthly purchases of Trustmark common stock.

EXECUTIVE COMPENSATION
Human Resources Committee
     The Human Resources Committee of the Board (the Committee) is currently comprised of Messrs. Grafton (Chairman), Baker, McCullouch, and Summerford. The Committee operates under a written charter adopted by the Board. This charter is reviewed annually by the Committee and was last approved by the Board on January 25, 2011. The Board has determined that the members of the Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code) and “independent directors” (within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules). In addition, no Committee member is a current or former associate of Trustmark or any of its subsidiaries.
     The Committee’s charter requires that members of the Committee possess certain competencies, although each member of the Committee is not required to possess all of these competencies. One or more members of the Committee must:
•	demonstrate knowledge and understanding of human capital management issues, including corporate manager/ officer selection, training, retention and succession planning,

•	be familiar with all components of management compensation (such as base salary, annual incentives, restricted stock and other long-term incentives, perquisites and supplemental benefits), understanding the link between compensation and performance and how compensation can be used to support Trustmark’s business strategy, and

•	demonstrate an ability to select and assess corporate officers, including experience or ability in developing officer selection criteria and creating performance standards and evaluation processes.
     The Committee is charged with ensuring that policies and practices are in place to facilitate (i) the development of Trustmark’s and its principal subsidiary, Trustmark National Bank’s (the Bank), management talent, (ii) orderly CEO succession, (iii) the setting of management and director compensation at competitive levels while limiting risk appropriately and (iv) Trustmark’s corporate social responsibility. The Committee reviews, on at least an annual basis, Trustmark’s management talent levels and management succession planning.
     The CEO and the Director of Human Resources establish the agenda for Committee meetings. The Committee reports regularly to the Board on matters relating to the Committee’s responsibilities. In addition, the Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties. In 2010, the Committee met four times.
Compensation Discussion and Analysis
     Overview. The following discussion provides an overview and analysis of the philosophy and objectives of the Committee in designing compensation programs for Trustmark’s management. This discussion addresses the compensation determinations and the rationale for those determinations relating to Trustmark’s NEOs. Although considered “officers” of Trustmark Corporation under the rules and regulations of the Exchange Act, the NEOs’ compensation is paid by the Bank, except for equity awards under Trustmark’s stock and incentive compensation plans.
     This discussion should be read together with the compensation tables for the NEOs beginning on page 30.
     CEO Succession. Pursuant to Trustmark’s plan for an orderly executive management transition, Mr. Hickson retired as President and CEO of Trustmark Corporation and as CEO of the Bank, effective December 31, 2010, and Mr. Host became President and CEO of Trustmark Corporation and the Bank, effective January 1, 2011. As this discussion and the compensation tables for the NEOs are focused on compensation for 2010, unless otherwise noted, references to the CEO below are to Mr. Hickson and references to the COO are to Mr. Host.
     Executive Summary. The Committee believes that executive compensation should be linked with Trustmark’s performance and significantly aligned with the interests of Trustmark’s shareholders. In addition, Trustmark’s executive compensation is designed to allow Trustmark to recruit, retain and motivate employees who play a significant role in the organization’s current and future success.
     The compensation of Trustmark’s NEOs should be understood within the context of Trustmark’s business. Trustmark is a diversified financial services company focused on long-term performance. One of the Committee’s goals is to focus management on Trustmark’s long-term performance. The Committee believes that long-term equity awards are effective tools for aligning management’s interests with long-term shareholder interests in order to increase overall shareholder value. In addition, the NEOs are often asked to implement long-term initiatives for Trustmark that, by definition, take more than one fiscal year to accomplish. Stability and continuity among the NEOs aids in Trustmark’s implementation of such long-term initiatives. However, a portion of the NEOs’ annual compensation is also linked to the short-term success of Trustmark in order to motivate and reward executives to achieve certain objectives and to attract and retain talented executives.
     Despite a challenging economic environment, the strengths of Trustmark’s diverse banking and financial services franchise were reflected in outstanding financial performance in 2010. Results for the year include:
•	earnings per share of $1.58, return on average common tangible equity (ROATE) of 12.31%, and net income of $100.6 million, each of which exceeded Trustmark’s profit plan targets for the year, and

•	total shareholder return that outperformed market indices, including the NASDAQ Bank Index, in the one-, three-, and five-year periods ended December 31, 2010.
     In addition, for the three-year period ended December 31, 2010, Trustmark was in the 90th percentile of peer companies from its 2008 performance-based restricted stock awards for ROATE and in the 81st percentile of the same peer companies for total shareholder return.
     The Committee’s compensation consultant’s evaluation of Trustmark’s total executive compensation (base salary, annual incentive and equity-based awards) over the past three years shows that Trustmark’s total executive compensation has generally been at or just below the market median, with Trustmark’s 2009 total executive compensation being more significantly impacted by the TARP restrictions and limitations. Additionally, when evaluating Trustmark’s business performance relative to its peer group across a variety of performance measures, Trustmark’s performance over the past three years has been slightly above the market median, with 2010 showing even better results. Accordingly, Trustmark’s relative business performance has ranked slightly higher than the corresponding compensation level in the peer group. These findings generally support the conclusion that Trustmark’s executive compensation has been consistent with its philosophy that pay and performance be aligned.
     The most significant decisions made by the Committee with respect to executive compensation for 2010 and thus far in 2011 were the following:
•	in light of the fact that the NEOs had not received merit increases since October 2007, and in order to make base salaries more competitive, granted the NEOs base salary increases effective March 2010,

•	discontinued the quarterly production incentive (based on the mortgage department’s production) portion of Mr. Tyler’s annual cash incentive compensation and increased his 2010 target bonus payout level under the management incentive plan from 25% to 40% of his base salary,

•	in anticipation of Mr. Hickson’s retirement as President and CEO effective December 31, 2010, the Board elected Mr. Host to serve as President and CEO, effective January 1, 2011, and negotiated a new employment agreement with Mr. Host to reflect his new responsibilities as President and CEO,

•	maintained and updated Trustmark’s Luxury Expenditures Policy as good corporate practice even though no longer required by TARP (as defined below), and

•	added a clawback provision to the performance-based restricted stock awards granted in January 2011 and to the annual cash bonuses that may be earned under the management incentive plan for 2011.
     In addition, because Trustmark in December 2009 repurchased the $215 million of preferred stock it had issued to the U.S. Treasury under the Troubled Asset Relief Program (TARP) Capital Purchase Program, Trustmark’s executive compensation decisions in 2010 were not subject to any of the TARP restrictions and limitations that required Trustmark to implement certain changes to its 2009 executive compensation. As a result, during 2010, the Committee was able to approve compensation for the NEOs that was more consistent with Trustmark’s historical executive compensation philosophy.
     Each element of compensation paid to Trustmark’s NEOs is designed to support one or more of the objectives described below under “Guiding Philosophy.”
     Board and Committee Process. One of the Committee’s primary roles is to initiate, develop and recommend for approval by the Board the cash and equity compensation of the CEO. The Committee’s recommendation is based on its evaluation of the CEO’s performance relative to annual corporate goals and objectives and in conjunction with comparative market data provided by the Committee’s compensation consultant and internal data provided by human resources personnel. For cash compensation of the other NEOs, the CEO and Director of Human Resources make recommendations to the Committee, which are considered for approval by the Committee and then recommended to the Bank Board for review and approval. The Committee also administers Trustmark’s equity-based compensation plans, deferred compensation plans and other benefit plans. With respect to equity compensation awarded to other NEOs and associates, the Committee reviews and recommends stock-based awards for approval by the Board. The Committee has delegated authority to the CEO to grant limited equity awards, which are reviewed by the Committee.
     The CEO and the Director of Human Resources interface with the Committee in connection with the Committee’s executive compensation decision-making, providing comparative market data as well as making recommendations. The Committee periodically meets with the CEO and the Director of Human Resources to assess progress toward meeting objectives set by the Board for both annual and long-term compensation.
     Guiding Philosophy. The Committee’s guiding philosophy is to attract and retain highly qualified executives and to motivate them to maximize shareholder value by achieving performance goals while limiting risk appropriately and maintaining the safety and soundness of the organization. The following objectives serve as guiding principles for all compensation decisions:
•	providing competitive total compensation that will enable Trustmark to attract, retain and motivate highly qualified executives,

•	aligning compensation opportunities with shareholder interests by making a portion of each NEO’s compensation dependent on Trustmark’s performance with respect to total shareholder return (TSR), ROATE, as adjusted, and earnings per share, as adjusted (EPS), of Trustmark, in addition to strategic drivers such as operating efficiency, revenue growth, credit quality and net income for the company and/or lines of business, where applicable, while limiting risk appropriately and maintaining the safety and soundness of the organization,

•	using base salary to reward higher levels of experience and performance that contribute to the achievement of planned financial objectives,

•	providing a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests,

•	ensuring that incentive compensation paid to NEOs will normally be deductible for federal income tax purposes, but also recognizing that there are circumstances where deductibility is secondary and may not be permitted, and

•	ensuring that policies and practices are in place to develop management talent, establish effective corporate governance and set management compensation at competitive levels.
     In making compensation decisions, the Committee seeks to promote teamwork among, and high morale within, our senior management team, including the NEOs. While the Committee does not use any quantitative formula or multiple for comparing or establishing compensation for the senior management team, it is mindful of internal pay equity considerations, and assesses the relationship of the compensation of each executive to other members of the senior management team. In connection with the goal of promoting teamwork among the senior management team, all members of executive management (other than the CEO and COO) receive the same size annual equity-based award.
     In making determinations on the mix and amount of executive compensation, the Committee reviews all components of executive compensation, including base salary, annual cash bonuses, equity-based compensation, costs of perquisites and any other form of compensation received from Trustmark. The Committee believes that the total compensation opportunity available to members of management should consist of base salary, annual bonuses, equity-based compensation, retirement benefits and perquisites, each of which is a standard compensation component for NEOs at Trustmark’s peer companies. Unlike 2009, when the mix and amount of executive compensation for the NEOs and certain other employees was impacted by the TARP restrictions and limitations, during 2010, the Committee was able to offer a total compensation opportunity for the NEOs that was more consistent with Trustmark’s historical executive compensation philosophy. The Committee reviews and recommends to the Board compensation levels for the CEO and reviews and recommends to the Bank Board compensation levels for the Bank’s executive management, based on Trustmark’s performance, individual performance and experience, as well as peer and broader financial services industry comparisons (referred to as market data) and company affordability analysis. Based on these reviews, and consistent with its overall compensation philosophy, the Committee believes total compensation for Trustmark’s NEOs for 2010 was generally at the median compensation levels for management of similar-sized financial institutions with Trustmark’s level of corporate performance. The individual components of such compensation, however, may be higher or lower in some cases.
     Compensation Consultant. The Committee is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties. In accordance with the Committee’s charter, the hiring of such advisors is at the Committee’s discretion, except that the Committee Chairman must obtain approval of the Board for the engagement of an executive compensation consultant that exceeds $100,000 annually and for other engagements that exceed $10,000 annually.
     In 2007, the Committee retained Mercer (US) Inc. (Mercer) to provide executive compensation consulting services. During 2009 and a portion of 2010, Mercer provided the Committee with information, analyses and advice in the evaluation of Trustmark’s executive pay practices for compensation to be paid in 2010. The Mercer consultant who performed these services reported directly to the Committee Chairman and, with the consent of the Committee Chairman, from time to time contacted Trustmark’s executive officers for information necessary to perform assignments, and made reports and presentations to the Committee. At the Committee’s direction, Mercer’s services to the Committee during 2009 and a portion of 2010 for compensation to be paid in 2010 included:
•	evaluating the competitiveness of executive compensation and the alignment of executive pay and business performance for Trustmark’s NEOs,

•	providing recommendations regarding executive compensation trends during the global financial crisis and economic recession,

•	providing updates for legislative and regulatory actions impacting executive compensation,

•	projecting the evolution of best practices in financial services industry compensation,

•	presenting a comparison of a more geographically local concentration of publicly-traded banks,

•	providing an overview of the TARP restrictions and limitations,

•	providing recommendations for Trustmark’s peer group for 2010, and

•	assisting with the preparation of the Compensation Discussion and Analysis.

     From 2007 to 2010, the Committee worked with the same Mercer consultant. In April 2010, this individual moved to Pearl Meyer & Partners (PM&P). In connection with this move, the Committee determined it was desirable to retain PM&P as its compensation consultant in order to continue to benefit from this individual’s understanding of Trustmark’s business culture and prior work regarding Trustmark’s executive pay practices. In addition, the Committee believes that its retention of PM&P for executive compensation consulting services and Trustmark’s management’s retention of Mercer for other compensation consulting services maintains an environment free of any potential or perceived conflicts of interest. PM&P will not provide services to Trustmark other than executive compensation consulting services and is considered an independent compensation consultant. For these reasons, the Committee retained PM&P in July, 2010 to provide information, analyses and advice to aid in the determination of competitive executive pay. At the Committee’s direction, PM&P’s services for the Committee during 2010 and a portion of 2011 for compensation to be paid in 2011 included:
•	evaluating the competitive positioning of the base salaries, annual incentive and long-term incentive compensation for fourteen Trustmark executives relative to Trustmark’s peer group and the broader financial services industry,

•	assessing the alignment of Trustmark compensation levels relative to Trustmark’s performance against its peer group,

•	providing recommendations regarding executive compensation in 2011, including consideration of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and related pending rulemaking and requirements of the joint final guidance regarding incentive compensation arrangements issued by federal banking regulators,

•	providing recommendations regarding the employment agreement and initial compensation package for the new CEO,

•	providing recommendations for Trustmark’s peer group for 2011, and

•	assisting with the preparation of this Compensation Discussion and Analysis.
     In the course of conducting activities during 2010, Mercer did not attend any Committee meetings, and PM&P participated in one Committee meeting to present its findings and recommendations for discussion. PM&P made a comprehensive executive compensation presentation at the December 2010 Committee meeting to plan for executive compensation to be paid in 2011. All determinations regarding the amount or form of executive compensation under Trustmark’s executive compensation program are made by the Committee, approved by the Board as appropriate, and reflect factors and considerations in addition to the information and advice provided by consultants. The Committee does not delegate its authority to compensation consultants nor to other parties, other than to the CEO, who may grant a limited number of equity awards for the purpose of retention and hiring of senior-level officers, as necessary.
     Benchmarking. Among several factors considered in determining the elements and amounts of total compensation, the Committee considers executive compensation information provided by the compensation consultant that is derived from two primary data sources: peer group data and market data.
     Mercer provided information to the Committee from proxy statements of peer financial institutions in the United States. The peer group used by the Committee for executive compensation determinations consists of a minimum of 15 financial institutions and is updated annually by the Committee, based on a process described in Trustmark’s Executive Compensation Peer Group Policy that includes recommendations from internal sources, external sources, such as the compensation consultant, and the Director of Human Resources, with final approval by the Committee, to reflect the companies against which Trustmark competes for executive talent or for shareholder investment. The specific characteristics of the financial institutions comprising the peer group vary from year to year, but the companies are chosen based on having similar asset size to Trustmark, offering similar banking functions and having similar organizational structure. Nineteen of the 23 companies comprising the peer group for the Committee’s 2010 executive compensation determinations were the same as used by the Committee for its 2009 determinations. In 2009, based on recommendations from Mercer and Trustmark’s management, the Committee approved the removal of four of the financial institutions used for 2009 determinations and replaced them with four new financial institutions with profiles that better aligned with Trustmark’s profile parameters, including three institutions within Trustmark’s geographic footprint. The 23 peer companies all had assets within approximately one-half to two times the size of Trustmark, which is considered an ideal range for comparison purposes. The specific asset sizes for the peer companies listed in the Mercer report of October 2009 ranged from approximately $5.0 billion to $18.0 billion. The market capitalizations ranged from approximately $360.0 million to $3.3 billion. For comparison purposes, Trustmark’s asset size and market capitalization were just above the median for this peer group.

     For 2010, Trustmark’s peer group consisted of the following companies:

Company Name	Ticker	Company Name	Ticker	Company Name	Ticker

BancorpSouth, Inc.	BXS	Hancock Holding Company	HBHC	UMB Financial Corporation	UMBF

Commerce Bancshares, Inc.	CBSH	IBERIABANK Corporation	IBKC	Umpqua Holdings Corporation	UMPQ

Cullen/Frost Bankers, Inc.	CFR	MB Financial, Inc.	MBFI	United Bankshares, Inc.	UBSI

First Midwest Bancorp, Inc.	FMBI	Old National Bancorp	ONB	United Community Banks, Inc.	UCBI

FirstMerit Corporation	FMER	Park National Corporation	PRK	Valley National Bancorp	VLY

F.N.B. Corporation	FNB	Prosperity Bancshares, Inc.	PRSP	Webster Financial Corporation	WBS

Fulton Financial Corporation	FULT	Sterling Bancshares, Inc.	SBIB	Whitney Holding Corporation	WTNY

Glacier Bancorp, Inc.	GBCI	Susquehanna Bancshares, Inc.	SUSQ
     In addition to peer group data, the Committee also considers survey data, referred to as market data, of executive compensation for financial services companies that focus on the commercial banking industry, with an orientation toward regional bank holding companies with a total asset size comparable to Trustmark. This market data is compiled by the Committee’s compensation consultant from various published and private compensation surveys, and when available for a particular job responsibility, proxy statements of the peer financial institutions, and provides information from a broad cross-section of financial services companies. The Committee considers this market data as a general point of reference when making decisions with respect to total executive compensation, the various compensation components and the compensation of individual executives.
     While the Committee uses the peer group data in establishing performance goals for long-term incentive awards and in evaluating its pay for performance results, it does not benchmark its executive compensation to that paid by the companies in its peer group, nor does it benchmark total or individual executive compensation to the compensation paid for similar executive positions by companies represented in the market data. Rather, the Committee has determined that, to attract and retain highly qualified executives, its total executive compensation should in the aggregate approximate the median level of compensation for management of similar-sized financial institutions with Trustmark’s level of corporate performance (that is, companies represented in the market data). Based on a review of 2010, Trustmark’s total executive compensation opportunity was at or slightly below the median market level, although actual compensation for Trustmark executives as a whole for 2010 was somewhat more competitive due to Trustmark’s higher vesting of performance-based compensation as a result of Trustmark’s performance compared to its peer group.
     Allocation Among Components. The Committee does not target a specific allocation among the various compensation components. The approximate percentages of salary, bonus and equity-based (using grant date fair value) compensation compared to the total of such compensation (referred to as total compensation) for 2010 for the NEOs were as follows:

Name	Base Salary %	Cash Bonus %	Equity Award %

Richard G. Hickson (1)	50%	50%	---
Louis E. Greer	48%	27%	25%
Gerard R. Host	35%	30%	35%
Breck W. Tyler	45%	35%	20%
Duane A. Dewey	48%	32%	20%

(1)	Pursuant to his amended and restated employment agreement in anticipation of his retirement, Mr. Hickson received a two-year equity award in 2009 and thus did not receive an equity award in 2010.
     In allocating compensation among salary, bonus and equity-based compensation, the Committee believes that the compensation of the senior-most levels of management (the levels of management having the greatest ability to influence Trustmark’s performance) should be significantly performance-based, while lower levels of management should receive a greater portion of their compensation in base salary. In making these decisions, the Committee relies in part upon the comparative market data provided by the compensation consultant and Trustmark’s human resources personnel, and in part on the recommendations of the CEO. Consistent with its executive compensation philosophy and goals, in 2010, the Committee provided that for the senior-most levels of management both cash incentive payments and the majority of equity-based awards would be determined by performance achievement.

     Prior to 2010, the compensation package of Mr. Tyler differed significantly from that of the other NEOs. In addition to the annual cash bonus opportunity under the management incentive plan, Mr. Tyler historically received a quarterly production incentive based on the mortgage department’s production, which accounted for approximately 40% of his total compensation in a year. In February 2010, in an effort to make his compensation components more comparable to that of the other NEOs, the Committee eliminated the quarterly production incentive for Mr. Tyler and increased his target bonus under the management incentive plan.
     Base Salaries. Base salary constitutes the foundation of each NEO’s total compensation package and is the only fixed cash payment an executive receives. Trustmark’s goal is to provide its executive management with a level of non-variable cash compensation in the form of base salary that will attract and retain highly qualified executives. Trustmark also uses base salary to reward top performance, industry and job specific knowledge, experience and leadership ability.
     The base salaries for Trustmark’s NEOs are typically established in the first quarter of the year after Trustmark’s financial information and performance results from the previous year are available. In establishing the CEO’s base salary, the Committee considers the compensation consultant’s analysis of salaries paid to CEOs within Trustmark’s peer group and the broader financial services industry and recommendations for the CEO’s compensation, as well as the CEO’s individual performance and contributions relative to Trustmark’s corporate goals.
     Based on management’s commitment to achievement of financial objectives and controlling non-interest expenses, none of the approximately 30 senior management associates, which includes all of the NEOs, received a base salary merit increase in March 2008 or 2009. After two years of no base salary merit increases and in view of Trustmark’s having made significant progress toward achieving certain financial objectives, the Committee felt it was important and appropriate to reestablish the practice of granting merit increases to the senior management associates, including the NEOs. In addition, a Mercer presentation in October 2009 reiterated that increases in base salaries would improve the competitiveness of total cash compensation for the NEOs. As a result, in January 2010 the Committee approved a base salary increase for Mr. Hickson of 3.2% to $750,000 for 2010, which was approved by the Board on January 26, 2010, and took effect in March 2010.
     In establishing base salaries of Trustmark’s other NEOs, the Committee typically considers the recommendations of the CEO, which are based on individual responsibility level, individual and company performance, total compensation histories for each NEO, the market data provided by the compensation consultant for similar positions and a general understanding of executive compensation in the financial services industry. In evaluating performance for the other NEOs for the Committee, the CEO uses the same metrics normally used for determining annual incentive plan awards (corporate drivers, strategic drivers and, for NEOs in a particular business unit, line of business goals). The Committee considers each of these factors but does not assign a specific value to any of them. The Committee’s process also involves a subjective component in evaluating each officer’s overall span of responsibility and control.
     While the Committee had approved market adjustments to the base salaries of Messrs. Host, Greer and Tyler in 2009 to bring them to a more competitive level within the market data, in preparing the 2010 salary budget, in light of the fact that the NEOs had not received merit increases since October 2007 and the Mercer presentation in October 2009 reiterating that increases in base salaries would improve the competitiveness of total cash compensation for the NEOs, the CEO recommended and the Committee approved that the NEOs (other than the CEO) receive base salary increases of 2% each, effective March 2010.
     The base salaries as of December 31, 2009 and those approved for 2010, effective March 1, 2010, were as follows:

	2010	2009 Y/E
	Base Salaries	Base Salaries	% Change
Name	($)	($)	(%)
Richard G. Hickson	$750,000	$726,716	3.2%
Louis E. Greer	$255,000	$250,000	2.0%
Gerard R. Host	$459,000	$450,000	2.0%
Breck W. Tyler	$290,700	$285,000	2.0%
Duane A. Dewey	$306,000	$300,000	2.0%
     Changes for 2011. As noted below, in connection with his promotion to CEO effective January 1, 2011, Trustmark and Mr. Host entered into a new employment agreement in September 2010 providing for an initial base salary of $550,000. Although Trustmark typically approves adjustments to the CEO’s base salary each year in late January, in light of the increase in Mr. Host’s base salary that took effect January 1, 2011 in connection with his promotion to CEO, at their January 2011 meetings, the Committee recommended and the Board approved that Mr. Host’s base salary would remain unchanged for the normal March 1, 2011 merit increases.

     Annual Cash Bonuses. The Committee’s typical practice is to award cash bonuses based upon the achievement of performance objectives in accordance with an annual management incentive plan. Cash bonuses constitute the largest cash component tied specifically to company performance. Cash bonuses are designed to reward performance that results in the achievement of Trustmark’s corporate goals and objectives, as well as the achievement of business unit goals and objectives. Performance determines whether or not an executive will receive an annual cash bonus.
     Key features of the annual management incentive plan include:
•	a primary emphasis on corporate performance, as measured by EPS, ROATE and net income available to common shareholders (NI), each as may be adjusted by the Committee,

•	a quantitative assessment of strategic achievements in areas of management including operating efficiency, revenue growth, credit quality and net income for the company and/or for lines of business, where applicable, and

•	a structured, objective approach to determine cash bonuses.
     At the beginning of each year, the CEO recommends to the Committee overall incentive target payout levels for the cash bonuses for the NEOs under the annual management incentive plan, stated as a percentage of base salary, using performance goals from Trustmark’s profit plan, such as EPS, ROATE, NI and the efficiency ratio, each as may be adjusted by the Committee. For this purpose, the performance goals may be adjusted to exclude the effects of events that the Committee believes are outside the influence or control of the NEOs. The Committee identifies categories of excluded items on an annual basis in connection with its review and recommendation of cash bonus target levels, in addition to certain automatic exclusions, such as the exclusion of the impact of any gain or loss on sales of investment securities on NI. The Committee may, however, make further adjustments to the performance goals during or after the year if the Committee determines in its discretion that such additional adjustments are appropriate to exclude the effect of events that the Committee believes are outside of management’s control. The Committee did not make any such adjustments for 2010.
     The Committee also reviews market data compiled by the compensation consultant and human resources personnel to ensure that proposed target levels provide an appropriate opportunity to earn bonuses and are competitive with the companies in Trustmark’s peer group. The Committee then recommends these target levels for approval by the Board. In accordance with the management incentive plan, the Committee may exercise its discretion to increase or decrease the amount of an award earned under the plan or adjust the threshold payout level and minimum performance goals when the minimum performance goals are not achieved.
     In accordance with the terms of his employment agreement, the CEO’s overall target bonus payout level for 2010 was 70% of base salary, with a potential maximum of 100% of base salary. The COO’s overall target bonus payout level for 2010 was established at 60% of base salary, with a potential maximum of 90% of base salary. For the other NEOs the overall target bonus payout levels for 2010 were established at 45% for Mr. Dewey, 40% for Mr. Greer, and 40% for Mr. Tyler. The potential maximum for these NEOs was 67.5%, 60%, and 60%, respectively. These 2010 overall target bonus payouts for the COO and CFO and Mr. Dewey were consistent with the 2009 level, including the 2009 5% increase for Mr. Greer to bring his total cash compensation to a more competitive level, based on an analysis from Mercer showing that the CFO’s total cash compensation was significantly below the market median. The 2010 target bonus payout level for Mr. Tyler reflects a change that the Committee recommended in February 2010 to eliminate the quarterly production incentive based on the mortgage department’s production that Mr. Tyler had received in prior years in an effort to make his compensation mix more comparable to that of the other NEOs. In order to maintain Mr. Tyler’s overall compensation level following the elimination of the quarterly production incentive, the Committee determined that Mr. Tyler’s target bonus payout level for 2010 should be increased to 40% of base salary from 25%.
     For 2010, overall incentive targets for NEOs were allocated between varying measured weightings with respect to corporate performance goals, strategic operational drivers and, for NEOs working in specific business units, business unit goals. For 2010 targets, the Committee decided to retain the approach used in 2009, with the CEO and the COO target levels weighted 75% on corporate performance (measuring actual results for adjusted EPS and adjusted ROATE compared to Trustmark’s profit plan performance targets) and 25% on actual results for specific corporate strategic operational drivers such as operating efficiency, revenue growth, credit quality and adjusted NI compared to Trustmark’s profit plan. For 2010, the Committee also decided to retain the approach used in 2009 for the other NEOs, which reflected adjustments for Mr. Dewey’s weightings to provide an equal 50/50 weighting between corporate performance and line of business performance, placing enhanced emphasis on his executive role, and adjustments for Mr. Tyler’s weightings to provide a 40% weighting for corporate performance and a 60% weighting for specific business unit net income, to increase the emphasis on corporate performance goals as part of a movement toward greater emphasis on his executive role as well. For the CFO, who does not work in a specific business unit, his overall target bonus payout level was weighted 65% on corporate performance goals and 35% on strategic operational drivers.

     The various performance goals are set to equate to Trustmark’s actual profit plan for the year for those same goals. In preparing the 2010 management incentive plan’s threshold and maximum performance levels for bonus payouts and bonus payout levels for approval by the Committee and the Board, management recommended that the same performance and payout levels for various corporate and strategic operational drivers be used as were used in determining the 2009 bonus payments. Accordingly, for the 2010 bonus matrix, the Committee recommended and the Board approved threshold performance levels for adjusted EPS, adjusted ROATE, non-interest income, net interest income and adjusted NI of 85% of the performance goal and maximum performance levels of 115% of the performance goal, and a threshold performance level for efficiency ratio of 107.5% of the performance goal and maximum performance level of 92.5% of the performance goal. The Committee felt that these performance level targets still provide the motivation to ensure consistent activity that will achieve results as close as possible to the goal, even if performance goals appear more difficult to obtain within the current economic environment. Depending on performance achievement against the stated goals, the payout percentage, if any, for 2010 could range from a level of 70% (for threshold performance achievement) to a level of 100% (for target performance achievement) to a level of 150% (for maximum performance achievement). The objective was to set bonus performance goals such that the payouts under the management incentive plan at the target levels or slightly above are achievable, but challenging.
     A five-year historic perspective for the NEOs indicates that the annual bonus performance targets are attainable, yet consistently challenging, in that individual payout results for the NEOs have fallen below the target level for approximately 40% of payout opportunities and above the target level for approximately 60% of payout opportunities, excluding reductions made as required by the TARP Standards for 2009. As noted above, Trustmark had excellent performance in 2010, resulting in individual payout results for the NEOs under the management incentive plan of 149% of the target level in the aggregate, based on 2010 performance.
     In January 2011, the Committee reviewed Trustmark’s performance in 2010 compared to the performance goals established by the Committee and approved by the Board under the management incentive plan for 2010 for corporate performance, corporate strategic, operational drivers, as applicable, and line of business performance, as applicable. The following table shows the relevant performance goals established for 2010 and the extent to which such goals were achieved:

	2010 Profit Plan
	Targets as	2010 Results as		Payout
	Approved by	Approved by	% of Profit	Percentage
Performance Goals Measures	the Committee	the Committee	Flan Achieved	Achieved

($ in millions except per share data)

Corporate (all NEOs):
EPS	1.20	1.58	131%	150%
ROATE	9.78%	12.31%	126%	150%

Corporate Strategic/Operational Drivers (Hickson, Host and Greer only):
Efficiency Ratio	61.96%	61.56%	101%	104%
Revenue Growth:
Non-interest income	$142.17	$163.60	115%	150%
Net-interest income	$344.57	$352.02	102%	107%
Credit Quality:
Net Charge-Offs	$55.00	$59.70	92%	95%
Nonperforming Assets	$280.00	$229.63	122%	150%
Net Income (1)	$76.58	$99.20	130%	150%

Line of Business Goals:
Net Income – Corporate Banking (Dewey only)	$13.62	$16.79	123%	150%
Net Income – Mortgage Services (Tyler only)	$9.02	$18.95	210%	150%

(1)	For purposes of the 2010 performance goals, the Committee excluded from NI the impact of a $1.44 million gain on sales of investment securities, net of tax, because Trustmark did not consider such gain (or loss) in developing its 2010 profit plan.
     After applying the relevant weighting to the achievement of the applicable performance goals for each NEO, in January 2011, the Committee approved the bonus payouts for the CEO and COO, which were then approved by the Board in January 2011, and in February 2011 the Committee approved the bonus payouts for the other NEOs, which were then approved by the Bank Board in March 2011.

     As noted earlier, the Committee may exercise discretion under the management incentive plan to increase cash bonus payouts when the Committee feels an individual’s performance warrants an increase. In the exercise of this discretion for the 2010 cash bonus payments, the Committee awarded an additional $50,000 to Mr. Tyler in recognition of the extraordinary performance of the mortgage department during 2010. In March 2011, Trustmark paid the following cash bonuses for 2010 performance under the management incentive plan:

	2010
	Overall		2010 Cash Bonus
	Performance	2010 Cash	Paid as % of
	Payout Achieved	Bonus Paid	Base Salary (1)
Name	(%)	($)	(%)

Richard G. Hickson (2)	143%	$750,000	100.00%
Louis E. Greer	142%	$144,859	56.81%
Gerard R. Host	144%	$395,859	86.24%
Breck W. Tyler (3)	193%	$224,420	77.20%
Duane A. Dewey	150%	$206,550	67.50%

(1)	Calculated using base salary as of March 1, 2010.

(2)	Although his overall performance level achieved would result in a cash bonus payout of $754,634, pursuant to his amended and restated employment agreement, Mr. Hickson’s cash bonus payout under the management incentive plan cannot exceed 100% of his base salary, which was $750,000.

(3)	Mr. Tyler’s bonus amount reflects the additional amount of $50,000 awarded in the Committee’s discretion.
     These 2010 cash bonus amounts are presented as Non-Equity Incentive Plan Compensation, and as Bonus compensation in the case of Mr. Tyler’s additional award, for 2010 in the Summary Compensation Table on page 30.
     In addition to the cash bonus amounts under the management incentive plan earned for performance for 2010, Mr. Host received a one-time promotion and inducement bonus of $150,000 paid in December 2010, in connection with his election to President and CEO of Trustmark and the Bank effective January 1, 2011, and the related increase in his responsibilities, as noted below under “—Employment Agreements.”
     Changes for 2011. Pursuant to Mr. Host’s new employment agreement in connection with his promotion to CEO effective January 1, 2011, for 2011 Mr. Host’s overall target bonus payout level for 2011 under the management incentive plan will be 70% of base salary, with no maximum cap. In addition, at their February and March 2011 meetings, in order to further align the CFO’s performance goals with the interests of Trustmark’s shareholders and bring the CFO’s total cash compensation to a more competitive level, the Committee recommended and the Board approved a change in weightings for the CFO for 2011 to 75% based on corporate performance goals and 25% based on strategic operational drivers, consistent with the weightings for Mr. Host, and a change in overall target bonus payout level from 40% of base salary to 45%.
     Equity-Based Compensation. Trustmark strongly believes that equity-based awards are an integral part of total compensation for NEOs and certain key managers with significant responsibility for Trustmark’s long-term results. Equity-based awards generally constitute the largest non-cash component of each NEO’s total compensation package, except during 2009 when equity-based awards to certain of the NEOs were subject to TARP restrictions and limitations. Equity-based awards and the related performance goals for NEOs under the Trustmark Corporation 2005 Stock and Incentive Compensation Plan (2005 Incentive Plan) are recommended by the Committee and approved by the Board generally at its first meeting of each year. Awards are typically made as early as practicable in the year to maximize the time-period for achieving performance goals associated with the awards. The Committee’s meeting schedule is determined several months in advance, so the proximity of any grant of awards to earnings announcements or other market events is coincidental.
     The 2005 Incentive Plan:
•	authorizes the granting of restricted stock, restricted stock units (RSUs), performance units, stock options, stock appreciation rights (SARs) and other incentive awards (payable in cash or shares), all of which may be made subject to the attainment of performance goals established by the Committee,

•	provides for the ability to base an individual’s performance goals on specified corporate and business unit criteria, and

•	limits the maximum amount of restricted stock, stock options, SARs and other incentive awards that can be granted to a participant in any given year.
     Since 2005, in recognition of the trend among financial institutions toward performance-based equity compensation, to provide a stronger correlation between performance and incentive-based compensation without increasing Trustmark’s costs, and based on information provided by the compensation consultant, Trustmark’s primary form of equity compensation is restricted stock awards. Based on research provided by Mercer that more than 75% of the companies in Trustmark’s peer group used multiple types of awards in their stock and incentive compensation plans, and a recommendation from Mercer, in 2008 Trustmark began using a combination of performance-based restricted stock and time-based restricted stock to more closely align the components of Trustmark’s equity-based compensation with that of its peers and to better accomplish Trustmark’s equity award objectives, including executive officer retention and attraction. Consistent with a recommendation from Mercer to the Committee, since 2008, Trustmark has consistently divided the restricted stock grants into 67% performance-based and 33% time-based.
     The Committee felt that the 2007 award value was still an appropriate amount for equity-based awards for the NEOs, and so for 2010, as in 2008 and 2009, the Committee recommended equity awards of performance-based restricted stock and time-based restricted stock for the NEOs (other than the CEO), using the same 67%/33% division, and recommended that the combined award value for each NEO be the same as the total 2007 award, except for the award for the COO, which the Committee recommended be adjusted to approximately 75% of 2010 base salary, which had increased in view of his increasing responsibilities. As noted below, pursuant to his amended and restated employment agreement in anticipation of his retirement, in lieu of receiving an equity award in 2010 or 2011, Mr. Hickson received an equity award in 2009 that was twice the amount of the usual annual award, with one-half of the award being performance-based with a two-year performance period and one-half being time-based with a two-year vesting period.
     Consistent with awards in 2008 and 2009, for the performance-based restricted stock awards to be earned, certain performance goals must be achieved within the three-year performance period covered by the awards. The executive must also remain employed by Trustmark through the end of the performance period for restricted stock to vest fully. The performance goals are scaled so that the recipient can receive a partial award in the event that acceptable, but not the target, results are achieved and so that performance above the target level yields higher awards. The Committee believes that performance-based restricted stock provides an effective means of delivering incentive compensation, a stable reward for achievement of long-term objectives and an effective means of executive retention. The Committee also believes that partial use of time-based restricted stock grants, which vest in three years, provides a balanced retention element against the negative impact on the ultimate earning of performance-based awards of economic issues outside the control of management. In establishing award levels, the Committee generally does not consider the equity ownership levels of the recipients or prior awards that are fully vested.
     For the performance-based restricted stock awards granted in 2010, performance goals for all of the NEOs (other than the CEO, who did not receive an equity award in 2010) were the same as for 2009 and 2008. The awards vest based on the achievement of target percentages related to ROATE (50%), with vesting up to and including 100%, and total shareholder return (TSR) (50%), with vesting up to and including 100%, compared to Trustmark’s 23-institution peer group. For ROATE, the threshold performance level is reached at the 30th percentile compared to the peer group, with 100% vesting occurring at the 75th percentile. For TSR, the threshold performance level is reached at the 30th percentile compared to the peer group, with 100% vesting occurring at the 75th percentile. The performance period began January 1, 2010, and continues through December 31, 2012. If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%) for an executive who remains employed for the entire performance period, an additional award of time-based restricted stock (excess shares) will be issued. The number of excess shares issued will equal the number of shares awarded initially to that executive multiplied by the vesting percentage exceeding 100%. Any earned excess shares will be issued during the first 2½ months of 2013 and will vest on the third anniversary of their grant date, if the executive remains employed through such date.
     In the event of an executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason (if provided in the executive’s employment agreement) or a change in control, partial time-weighted performance vesting occurs based on ROATE and TSR through the end of the calendar quarter prior to such event. Accelerated vesting of excess shares may also occur upon the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason (if provided in the executive’s employment agreement) or a change in control. Dividends on any performance-based restricted stock, as well as any excess shares issued, are accumulated and will vest only when and to the extent the shares to which they relate vest and will be paid then or shortly thereafter. No interest is paid on the accumulated dividends.

     The following table reflects the grant date fair values of the 2010 performance-based restricted stock awards and any potential excess shares to the NEOs (except for Mr. Hickson, who did not receive a restricted stock award in 2010):

	Value of
	Performance-Based	Value of Excess
	Shares	Shares (1)
Name	($)	($)

Richard G. Hickson (2)	---	---
Louis E. Greer	$62,391	$36,264
Gerard R. Host	$223,824	$130,094
Breck W. Tyler	$62,391	$36,264
Duane A. Dewey	$62,391	$36,264

(1)	Reflects the attainment of maximum excess shares; however, these awards will only be issued if, and only to the extent, the performance shares’ aggregate ROATE and TSR vesting percentage exceeds 100%.

(2)	Pursuant to his amended and restated employment agreement in anticipation of his retirement, Mr. Hickson received a two-year equity award in 2009 and thus did not receive an equity award in 2010.
     The following table reflects the grant date fair values of the 2010 time-based restricted stock awards to the NEOs (except for Mr. Hickson, who did not receive a restricted stock award in 2010):

Value of
Time-Based Shares
Name	($)

Richard G. Hickson (1)	---
Louis E. Greer	$30,518
Gerard R. Host	$109,464
Breck W. Tyler	$30,518
Duane A. Dewey	$30,518

(1)	Pursuant to his amended and restated employment agreement in anticipation of his retirement, Mr. Hickson received a two-year equity award in 2009 and thus did not receive an equity award in 2010.
     These time-based awards vest 100% at January 26, 2013, provided the executive is still actively employed. Accelerated vesting may occur based on the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control. Dividends on any time-based restricted stock are accumulated and will vest and be paid only when and to the extend the shares to which they relate vest.
     Trustmark Capital Accumulation Plan. Trustmark maintains a non-contributory defined benefit plan (Trustmark Capital Accumulation Plan) that until May 15, 2009, covered substantially all associates, including the NEOs, employed prior to January 1, 2007. Retirement benefits under the plan’s “pension equity” benefit formula are based on the length of credited service and final average compensation, as defined in the plan, and vest upon three years of service. In an effort to control expenses, benefit accrual under the plan was frozen as of May 15, 2009, for all associates other than certain grandfathered participants, none of whom were NEOs. This freeze affected all NEOs for 2010. After May 15, 2009, the benefits under the plan will not increase, except for interest and life expectancy changes as required by IRS regulations (and except for certain grandfathered participants, none of whom are NEOs). The plan is described in more detail under “Trustmark Capital Accumulation Plan” on page 37.
     Executive Deferral Plan. Because of the compensation limits for tax qualified retirement plans, Trustmark also maintains a defined benefit supplemental retirement plan that provides additional retirement benefits to executives. The Executive Deferral Plan enables selected executives, including the NEOs, to receive retirement benefits generally equal to 50% of their covered salaries. The Committee believes the plan is competitive with Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management. The supplemental retirement plan is described in more detail under “Executive Deferral Plan” on page 38.

     Non-Qualified Deferred Compensation Plan. Trustmark also provides a non-qualified deferred compensation plan that provides additional salary deferral opportunities for executives who may be impacted by the compensation and contribution limits that restrict participation in the 401(k) plan. The plan permits the executives to defer on a pre-tax basis up to 90% of annual base salary and/or annual cash bonus. The Committee believes the plan is competitive with those offered by Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management. The deferred compensation plan is described in more detail under “Non-Qualified Deferred Compensation for 2010” on page 39.
     Severance Benefits and Employment Agreements. With respect to Messrs. Hickson and Host, Trustmark believes that severance benefits should reflect the fact that it may be difficult for senior executives to find comparable employment within a short period of time. Executive management has contributed significantly to the success of Trustmark, and the Committee also believes that it is important to protect them in the event of a change in control by providing benefits consistent with the general practice among Trustmark’s peers. Further, the Committee believes that the interests of shareholders will be best served if aligned with the interests of executive management, and providing change in control benefits should eliminate, or at least reduce, any reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders. Messrs. Hickson and Host have change in control provisions in their employment agreements with Trustmark. Trustmark believes that the cost of these potential change in control benefits is relatively minor relative to Trustmark’s overall value.
     Trustmark’s change in control benefits are generally “double trigger,” which means that the benefits are payable only if the executive’s employment is terminated other than for cause, death, disability or retirement or if the executive resigns for good reason within a specified period following a change in control. In the event of a covered termination following a change in control, health and certain other insurance benefits continue for one year, and all unvested stock options immediately vest upon a change in control. In addition, the executive would be entitled to receive any benefits that he otherwise would have been entitled to receive under the 401(k) plan, pension plan (Trustmark Capital Accumulation Plan), non-qualified deferred compensation plan (NQDC Plan) and supplemental retirement plan (Executive Deferral Plan), although these benefits are generally not increased or accelerated (except for additional years of service provided under the Executive Deferral Plan under certain circumstances). Trustmark believes that these levels of benefits are consistent with the general practice among its peers, as confirmed by a study conducted for the Committee by Mercer in the fourth quarter of 2007. In addition, Trustmark believes the use of a double trigger in most cases reasonably balances the needs of the executive and Trustmark by protecting the legitimate interests of executives in employment security without unduly burdening Trustmark or shareholder value.
     The Committee has determined that a gross-up payment to make an executive whole for any golden parachute excise tax is not currently appropriate. The Committee also believes that an executive should receive the entire change in control benefits which he or she expects; thus, it does not believe that an executive’s change in control benefits should be reduced to avoid the golden parachute excise tax, or to avoid non-deductibility of excess parachute payments by Trustmark, unless a reduction will cause the executive to receive more after-tax compensation than without a reduction.
     The employment agreements entered into with Messrs. Hickson and Host are described under “—Employment Agreements” on page 41, and the amounts which would have been payable assuming a termination event at December 31, 2010, are shown in the Potential Payments Upon Termination or Change in Control table on page 40.
     Perquisites; Other Compensation. Perquisites received by the CEO and other NEOs are reviewed annually. Generally, Trustmark limits the types of perquisites offered to NEOs as shown in the All Other Compensation for 2010 table on page 31. In addition to the cash and equity compensation described above, NEOs received the same benefit package available to all salaried associates.
     This package includes:
•	health and dental insurance (portion of costs),

•	basic life insurance,

•	long-term disability insurance,

•	participation in the Trustmark Capital Accumulation Plan (if last hired prior to January 1, 2007), provided that after May 15, 2009, most employees (including all NEOs) do not accrue additional benefits, except for interest and life expectancy changes as required by IRS regulations, and

•	participation in Trustmark’s 401(k) plan, including a company match.
     Consistent with other financial institutions in its peer group, Trustmark encourages executive management to belong to a golf or social club so that there is an appropriate entertainment forum for customers and appropriate interaction with the executives’ communities. Trustmark pays the initiation fee and annual dues for a club membership for some of the NEOs. Relocation benefits are also reimbursed but are individually negotiated when they occur. The Committee believes these perquisites are minimal in overall cost and competitively necessary to attract and retain talented executives. In addition, in 2010 and prior years, the Board has authorized an annual allowance of up to 30 hours of personal use of Trustmark’s airplane for the CEO. The Committee approved this perquisite as both a competitive attraction and retention tool and to provide an efficient way to minimize travel time commitments for the CEO and maximize his available time for company business. Personal use of the corporate airplane by Mr. Host is not currently anticipated; however, the Committee may consider offering such use to him in the future if the demands of his schedule warrant such consideration.
     Deductibility of Compensation. In making compensation decisions, the Committee carefully considers Section 162(m) of the Internal Revenue Code, which limits the tax deductibility of certain compensation in excess of $1 million paid to Trustmark’s NEOs. The Committee believes it is generally in Trustmark’s best interest, and that of its shareholders, to offer compensation that is deductible under Section 162(m). It is, therefore, the Committee’s general intent that grants of performance-based restricted stock and other incentive awards made pursuant to Trustmark’s stock and incentive compensation plans normally comply with the deductibility requirements of Section 162(m) or be in amounts that normally would not be expected to result in non-deductibility under Section 162(m). The Committee also believes, however, that in certain circumstances factors other than tax deductibility should take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its shareholders. Given the competitive market for outstanding executives, for example, the Committee believes that it is important for it to retain the flexibility to determine compensation elements consistent with Trustmark’s compensation philosophy, even if some executive compensation is not fully deductible under Section 162(m). Accordingly, the Committee may from time to time approve elements of compensation for certain executives that are not fully deductible by Trustmark, and reserves the right to do so in the future when appropriate. For that reason, Trustmark’s annual bonus program is currently designed to provide compensation that may not be deductible under Section 162(m) for all NEOs.
     As a result of its participation in TARP, Trustmark agreed not to deduct compensation of more than $500,000 paid to any NEO for any year for which it was subject to the TARP restrictions and limitations. This limitation applies to essentially all compensation of the affected executives, including deferred compensation, commission pay and performance-based compensation. As a result, certain long-term awards that accrued in part while Trustmark was subject to these restrictions and limitations, and compensation that was earned during such period, which is paid after 2009 will also be subject to the $500,000 deduction limit on a pro-rata basis.
     When the Board determined to participate in TARP, it was aware of, factored into its analysis and agreed to, the potential increased after-tax cost of Trustmark’s executive compensation program that could result from the $500,000 deduction limitation. As a result, while the Committee is constantly mindful of the Section 162(m) deduction limitation, during 2010 it concluded that any continuing impact of the $500,000 deduction limitation would not be a significant factor in its decision-making with respect to the compensation of Trustmark’s executive officers, consistent with its goal of ensuring competitive levels of total compensation consistent with its compensation philosophy. In 2010, the compensation of Messrs. Hickson, Host, Tyler and Dewey was not fully deductible by Trustmark under Section 162(m).
     Policy Against Hedging. In order to ensure that executive officers bear the full risks of stock ownership, Trustmark’s insider trading policy prohibits executive officers, among others, from engaging in options trading, short sales or hedging transactions relating to Trustmark stock. With limited exceptions, executive officers are also prohibited from pledging or creating a security interest in any Trustmark stock they hold.
     Stock Ownership Guidelines. Trustmark strongly encourages its officers to acquire and own Trustmark stock, but has not established specific stock ownership guidelines for any of its officers. All of Trustmark’s executive officers own Trustmark stock. The Board evaluates the need for stock ownership guidelines from time to time, but believes that management’s current ownership of Trustmark stock provides adequate incentives for long-term performance without the need to impose specific ownership requirements.

     Executive Compensation Recoupment. Ethical behavior and integrity remain an important priority for Trustmark. In support of this, and in anticipation of adopting a comprehensive executive compensation recoupment policy (also known as a “clawback” policy) during 2011, the Committee added a clawback provision to the performance-based restricted stock awards that the Board granted to the executive officers in January 2011. The Committee added a similar clawback provision to the management incentive plan with respect to annual cash bonuses that may be earned under the plan for 2011. Under these provisions, any performance-based restricted stock that vests or cash bonus paid is subject to recovery by Trustmark as required by applicable federal law and on such basis as the Board determines.
     Analysis of Risk Associated with Trustmark’s Compensation Policies and Practices. In late 2010 and early 2011, the Committee, together with Trustmark’s risk officers, conducted an in-depth risk assessment of Trustmark’s compensation policies and practices. Management prepared detailed materials regarding the operation of Trustmark’s various compensation arrangements with its associates and submitted the materials to Trustmark’s risk officers, who reviewed the materials with the members of management most closely involved with the respective compensation arrangements. Trustmark’s risk officers identified the key enterprise risks to which Trustmark is subject, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic, reputational and other risks, and focused their review on the compensation arrangements most likely to implicate those risks. Trustmark’s Chief Risk Officer presented the risk officers’ conclusions and supporting materials to the Committee, which reviewed and approved the analysis at its meeting on February 22, 2011. The Committee has concluded that several features of Trustmark’s compensation policies and practices maintain an appropriate balance between prudent business risk and resulting compensation and encourage appropriate risk behavior consistent with Trustmark’s business strategy and profit goals. These features include the overall compensation mix, weighting of performance metrics, timing of awards in relation to performance measurement period, use of full value equity-based awards with multiyear vesting periods, and establishment of targets with payouts at multiple levels of performance, chargeback provisions on returned or unearned commissions, capped upside opportunities, and oversight by executive management and the Board. In addition, Trustmark’s incentive compensation arrangements are subject to a system of internal controls to ensure that incentive compensation is properly tracked, approved and paid. Trustmark’s internal controls include comparisons throughout the year of performance results against performance requirements, approval by appropriate levels of management, the Committee, the Board and/or the Bank Board of incentive compensation payouts, with separate review and approval by division controllers of business units that have significant incentive compensation payouts, and coordination among human resources, accounting, and payroll personnel to ensure that incentive compensation payouts that have been approved are appropriately reconciled to those approvals before and after payment is made. As a result, the Committee has concluded that Trustmark’s compensation policies and practices are not reasonably likely to have a material adverse effect on Trustmark, do not encourage imprudent risk-taking behavior, and are consistent with maintaining the organization’s safety and soundness.

Summary Compensation Table for 2010
     The following table summarizes the compensation components for the CEO, the CFO and each of the next three most highly compensated executive officers during 2010, and indicates their positions as of December 31, 2010. The table includes base salary, cash incentives paid or accrued, as well as amounts for equity awards, retirement benefits and other compensation for 2008, 2009 and 2010. The retirement benefit dollars reflected below represent the change in the present value of potential future benefits the NEO might receive upon vesting.

							Change in
							Pension Value
						Non-Equity	and Non-Qualified
						Incentive Plan	Deferred	All Other
				Stock	Option	Compensation	Compensation	Compensation
Name and Principal Position		Salary	Bonus (2)	Awards (3)	Awards (4)	(5)(6)	Earnings (7)	(8)	Total
(1)	Year	($)	($)	($)	($)	($)	($)	($)	($)

Richard G. Hickson	2010	$746,119	---	---	---	$750,000	$77,367	$50,841	$1,624,327
Chairman, President and CEO,	2009	$726,716	---	$1,536,792	---	$281,356	$392,473	$58,276	$2,995,613
Trustmark Corporation;	2008	$726,716	---	$704,394	---	$381,453	$345,701	$70,924	$2,229,188
Chairman and CEO, Trustmark National Bank
Louis E. Greer	2010	$254,167	---	$129,173	---	$144,859	$89,939	$18,185	$636,323
Treasurer and	2009	$244,167	---	$153,583	---	$109,036	$112,669	$17,820	$637,275
Principal Financial Officer,	2008	$211,254	---	$120,746	---	$60,222	$108,776	$16,840	$517,838
Trustmark Corporation; Executive Vice President and Chief Financial Officer, Trustmark National Bank
Gerard R. Host	2010	$457,500	$150,000	$463,382	---	$395,859	$172,384	$21,269	$1,660,394
President and	2009	$390,989	---	$463,334	---	$123,222	$206,189	$21,000	$1,204,734
Chief Operating Officer,	2008	$371,315	---	$362,261	---	$167,055	$133,977	$19,510	$1,054,118
Trustmark National Bank
Breck W. Tyler	2010	$289,750	$50,000	$129,173	---	$174,420	$137,137	$14,700	$795,180
Executive Vice President and	2009	$194,851	---	$155,360	---	$260,191	$114,195	$14,700	$739,297
Mortgage Services Manager,	2008	$164,800	---	$120,746	---	$267,262	$80,707	$13,800	$647,315
Trustmark National Bank
Duane A. Dewey	2010	$305,000	---	$129,173	---	$206,550	$122,973	$21,277	$784,973
Executive Vice President and	2009	$300,000	---	$154,404	---	$158,917	$106,409	$21,000	$740,730
Corporate Banking Manager,	2008	$300,000	---	$120,746	---	$102,090	$75,460	$19,893	$618,189
Trustmark National Bank

(1)	Mr. Hickson served as President and CEO of Trustmark Corporation and as CEO of Trustmark National Bank through December 31, 2010. He continues his employment with Trustmark and service as Chairman of Trustmark Corporation and Trustmark National Bank through the Annual Meeting on May 10, 2011. Mr. Host became President and CEO of Trustmark Corporation and Trustmark National Bank effective January 1, 2011.

(2)	In connection with Mr. Host’s election to President and CEO effective January 1, 2011, and the related increase in his responsibilities, he received a one-time promotion and inducement bonus of $150,000. For Mr. Tyler, reflects the additional amount of $50,000 awarded in the Committee’s discretion under the management incentive plan for 2010.

(3)	The amount’s in this column reflect restricted stock and RSU awards granted to the NEOs during 2008, 2009 and 2010 and are disclosed as the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718 assuming, in the case of performance-based awards, that the anticipated maximum performance is achieved, and excluding the impact of estimated forfeitures. These awards include performance-based awards that will vest only if the related performance measures are achieved. Assumptions used in the calculation of these amounts are included in Note 13 to Trustmark’s audited financial statements for the year ended December 31, 2010, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 25, 2011.

(4)	No stock option awards were made during 2008, 2009 or 2010.

(5)	Annual cash bonuses earned under Trustmark’s management incentive plan are reported in this table as “Non-Equity Incentive Plan Compensation.” During 2009, bonuses earned were reduced subject to TARP restrictions and limitations. Reductions for the NEOs were $267,815 for Mr. Hickson, $117,291 for Mr. Host and $27,000 for Mr. Tyler. Non-equity incentive compensation for Mr. Tyler for 2009 also includes quarterly mortgage department production incentives totaling $231,827, which were reduced from $333,539 due to TARP restrictions and limitations.

(6)	For 2008, annual cash bonuses earned under Trustmark’s management incentive plan were modified, with the exception of Mr. Hickson’s, to be consistent with TARP restrictions and limitations. As a result, in lieu of cash, the bonuses were paid in the form of restricted stock as follows: Mr. Greer – 3,241 shares, Mr. Host – 8,991 shares, Mr. Tyler – 2,801 shares and Mr. Dewey – 5,495 shares. Amount’s for these 2008 bonus awards have not been restated because of the original intent of the bonus awards to be paid in cash, and because any different presentation would distort compensation for comparison purposes.

(7)	The amounts in this column reflect the increase in actuarial present value of the NEO’s accumulated benefits under the Trustmark Capital Accumulation Plan and Executive Deferral Plan, determined using interest rate and mortality rate assumptions consistent with those used in Trustmark’s audited financial statements and include amounts which the NEO may not currently be entitled to receive because such amounts are not yet vested.

(8)	See the following table for details of all other compensation for 2010.

All Other Compensation for 2010
     The detail of all other compensation for 2010 is included in the following table:

								Company-
	Airplane							Paid Life
	Allowance	Auto	Moving	Tax Gross-Ups	Club	Earned	401(k)	Insurance
	(1)	Allowance	Expense	Reimbursements	Dues	Vacation	Match	Premiums	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)

Richard G. Hickson	$30,633	---	---	---	$5,508	---	$14,700	---	$50,841
Louis E. Greer	---	---	---	---	$3,485	---	$14,700	---	$18,185
Gerard R. Host	---	---	---	---	$6,569	---	$14,700	---	$21,269
Breck W. Tyler	---	---	---	---	---	---	$14,700	---	$14,700
Duane A. Dewey	---	---	---	---	$6,577	---	$14,700	---	$21,277

(1)	The aggregate incremental cost of Mr. Hickson s personal use of the corporate airplane is calculated based on the annual cost of operating the corporate airplane. Operating costs include fuel, maintenance, insurance, flight crew expenses (including pilot salaries), landing fees and hangar expenses, on-board catering expenses, universal weather monitoring costs, if applicable, and other miscellaneous expenses, and in 2010, also include the cost of chartering flights during a one-month period in which the corporate airplane was out of service for maintenance. Total annual operating costs are divided by the total number of hours the corporate airplane (or charter) was used during the year to determine the average operating cost per hour. The average operating cost per hour is then multiplied by the hours Mr. Hickson used the corporate airplane for personal use to determine Trustmark’s aggregate incremental cost.

Grants of Plan-Based Awards for 2010
     The following table presents information regarding incentive-based cash bonuses and equity awards granted to the NEOs during or for the year ended December 31, 2010, under Trustmark’s annual management incentive plan (cash) and 2005 Incentive Plan (restricted stock) and in the case of incentive-based awards reflects the amounts that could be earned or received under such awards:

								All Other	All Other
		Estimated Possible Payouts			Estimated Possible Payouts			Stock	Option
		Under Non-Equity Incentive			Under Equity Incentive			Awards:	Awards:	Exercise	Grant Date
		Plan Awards (1)			Plan Awards (2)			Number of	Number of	or Base	Fair Value
								Shares of	Securities	Price of	of Stock
								Stock or	Underlying	Option	and Option
	Equity	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (3)	Options	Awards	Awards (4)
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Richard G. Hickson (5)		$ 367,500	$ 525,000	$ 750,000	---	---	---	---	---	---	---
Louis E. Greer		$ 71,400	$ 102,000	$ 153,000	---	---	---	---	---	---	---
	1/26/2010	---	---	---	470	2,688	5,376	---	---	---	$ 98,655
	1/26/2010	---	---	---	---	---	---	1,324	---	---	$ 30,518
Gerard R. Host		$ 192,780	$ 275,400	$ 413,100	---	---	---	---	---	---	---
	1/26/2010	---	---	---	1,688	9,643	19,286	---	---	---	$ 353,918
	1/26/2010	---	---	---	---	---	---	4,749	---	---	$ 109,464
Breck W. Tyler		$ 81,396	$ 116,280	$ 174,420	---	---	---	---	---	---	---
	1/26/2010	---	---	---	470	2,688	5,376	---	---	---	$ 98,655
	1/26/2010	---	---	---	---	---	---	1,324	---	---	$ 30,518
Duane A. Dewey		$ 96,390	$ 137,700	$ 206,550	---	---	---	---	---	---	---
	1/26/2010	---	---	---	470	2,688	5,376	---	---	---	$ 98,655
	1/26/2010	---	---	---	---	---	---	1,324	---	---	$ 30,518

(1)	The amounts shown in these columns reflect the minimum possible payment level (threshold) under the awards, which was 70% of the target amount shown, the target payment under the awards and the maximum possible payment under the awards, which was 150% of the target, except for Mr. Hickson, whose maximum cannot exceed his base salary. All of these amounts are percentages of the individual’s 2010 base salary as of March 1, 2010. The actual amount of the award earned by the CEO and COO was recommended by the Committee and approved by the Board on January 25, 2011. The actual amount of the awards earned by the other NEOs were recommended by the Committee and approved by the Bank Board on March 8, 2011. All amounts were reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 30.

(2)	Reflects the number of performance-based restricted shares granted on January 26, 2010. The awards vest based on the achievement of target percentages related to ROATE (50%), with vesting up to and including 100%, and TSR (50%), with vesting up to and including 100%, compared to the 2010 peer group. The performance period began January 1, 2010, and continues through December 31, 2012. In the event of the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control, partial time-weighted performance vesting occurs based on ROATE and TSR through the end of the calendar quarter prior to such event. If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%), an additional award of time-based restricted stock (excess shares) will be issued to the NEO if he remains employed for the entire performance period. The number of excess shares issued will equal the number of shares awarded initially to the executive multiplied by the vesting percentage exceeding 100%. Any earned excess shares will be issued during the first 2½ months of 2013 and will vest on the third anniversary of their grant date, if the executive remains employed through such date. Accelerated vesting of these excess shares may also occur based on the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control. Dividends on any performance-based restricted shares, as well as any excess shares issued, are accumulated and will vest and be paid only when and to the extent the shares vest.

(3)	Reflects the number of time-based restricted shares granted on January 26, 2010. The awards vest on January 26, 2013, if the executive remains employed through such date. In the event of the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control, partial time-weighted vesting occurs through the end of the month in which the accelerated vesting event occurred. Dividends on any time-based restricted shares will be accumulated and will vest and be paid only when and to the extent the shares vest.

(4)	The amounts in this column reflect the grant date fair value of the performance-based restricted stock and potential excess shares that may be awarded in the future, computed in accordance with ASC Topic 718, in each case assuming the anticipated maximum performance is achieved, and the grant date fair value of the time-based restricted stock computed in accordance with ASC Topic 718.

(5)	Pursuant to his amended and restated employment agreement in anticipation of his retirement, Mr. Hickson received a long-term incentive award in 2009 that was twice the amount of the usual annual award, in lieu of receiving a long-term incentive award in 2010 or 2011.

Outstanding Equity Awards at 2010 Fiscal Year-End (Option Awards)
     The following table presents information regarding all unexercised options held by NEOs at December 31, 2010:

		Option Awards
				Equity Incentive
				Plan Awards:
		Number of	Number of	Number of
		Securities	Securities	Securities
		Underlying	Underlying	Underlying	Option
		Unexercised	Unexercised	Unexercised	Exercise	Option
	Grant Date	Options	Options	Unearned Options	Price	Expiration
Name	(1)	(#) Exercisable	(#) Unexercisable	(#)	($)	Date

Richard G. Hickson	4/9/2002	45,000	---	---	$25.46	4/9/2012
	4/15/2003	45,000	---	---	$24.09	4/15/2013
	4/20/2004	45,000	---	---	$27.30	4/20/2014

		135,000	---	---
Louis E. Greer	4/9/2002	4,500	---	---	$25.46	4/9/2012
	4/15/2003	3,500	---	---	$24.09	4/15/2013
	4/20/2004	3,500	---	---	$27.30	4/20/2014
	5/10/2005	3,500	---	---	$28.28	5/10/2012

		15,000	---	---
Gerard R. Host	4/9/2002	17,000	---	---	$25.46	4/9/2012
	4/15/2003	25,000	---	---	$24.09	4/15/2013
	4/20/2004	25,000	---	---	$27.30	4/20/2014

		67,000	---	---
Breck W. Tyler	4/9/2002	4,500	---	---	$25.46	4/9/2012
	4/15/2003	4,500			$24.09	4/15/2013
	4/20/2004	4,500	---	---	$27.30	4/20/2014
	5/10/2005	4,500	---	---	$28.28	5/10/2012

		18,000	---	---
Duane A. Dewey	8/25/2003	10,000	---	---	$26.52	8/25/2013
	4/20/2004	15,000	---	---	$27.30	4/20/2014
	5/10/2005	15,000	---	---	$28.28	5/10/2012

		40,000	---	---

(1)	Stock options granted May 10, 2005, under the 2005 Incentive Plan, become exercisable in five equal installments on the annual anniversary of the grant date. Stock options granted prior to 2005 under the 1997 Long-Term Incentive Plan became exercisable in four equal installments on each annual anniversary of the grant date, with the exception of the following, which vest on the fourth anniversary of the grant date: with respect to the stock options granted on April 9, 2002, to Messrs. Hickson and Host – 3,928 shares each; with respect to the stock options granted on April 15, 2003, to Messrs. Hickson and Host – 4,151 shares each.

Outstanding Equity Awards at 2010 Fiscal Year-End (Stock Awards)
     The following table presents information regarding unvested performance-based and time-based restricted stock awards held by NEOs at December 31, 2010. All awards in the table below were granted under the 2005 Incentive Plan.

			Stock Awards
						Equity Incentive
					Equity Incentive	Flan Awards:
					Flan Awards:	Market or Payout
			Number of	Market Value of	Number of	Value of Unearned
			Shares or Units of	Shares or Units of	Unearned Shares, Units	Shares, Units or Other
			Stock That Have	Stock That Have	or Other Rights That	Rights That Have Not
			Not Vested	Not Vested (1)	Have Not Vested	Vested (1)
Name	Grant Date		(#)	($)	(#)	($)

Richard G. Hickson	2/1/2006	(2)	11,813	$293,435	---	---
	1/16/2007	(3)	17,500	$434,700	---	---
	1/22/2008	(4)	---	---	35,060	$870,890
	1/27/2009	(5)	---	---	46,246	$1,148,751
	1/27/2009	(6)	---	---	17,918	$445,083
	1/27/2009	(7)	32,082	$796,917	---	---

			61,395	$1,525,052	99,224	$2,464,724
Louis E. Greer	2/1/2006	(2)	675	$16,767	---	---
	1/16/2007	(3)	3,000	$74,520	---	---
	1/22/2008	(4)	---	---	6,010	$149,288
	3/31/2009	(8)	---	---	7,368	$183,021
	10/27/2009	(9)	1,815	$45,085	---	---
	1/26/2010	(10)	---	---	5,376	$133,540
	1/26/2010	(11)	1,324	$32,888		---

			6,814	$169,260	18,754	$465,849
Gerard R. Host	2/1/2006	(2)	6,075	$150,903	---	---
	1/16/2007	(3)	9,000	$223,560	---	---
	1/22/2008	(4)	---	---	18,030	$447,865
	3/31/2009	(8)	---	---	2,174	$54,002
	10/27/2009	(8)	---	---	9,610	$238,712
	10/27/2009	(9)	2,902	$72,086	---	---
	12/16/2009	(8)	---	---	8,602	$213,674
	12/16/2009	(9)	2,119	$52,636	---	---
	1/26/2010	(10)	---	---	19,286	$479,064
	1/26/2010	(11)	4,749	$117,965	---	---

			24,845	$617,150	57,702	$1,433,317
Breck W. Tyler	2/1/2006	(2)	2,025	$50,301	---	---
	1/16/2007	(3)	3,000	$74,520	---	---
	1/22/2008	(4)	---	---	6,010	$149,288
	3/31/2009	(8)	---	---	3,548	$88,132
	10/27/2009	(8)	---	---	3,820	$94,889
	10/27/2009	(9)	1,815	$45,085	---	---
	1/26/2010	(10)	---	---	5,376	$133,540
	1/26/2010	(11)	1,324	$32,888	---	---

			8,164	$202,794	18,754	$465,849
Duane A. Dewey	2/1/2006	(2)	2,025	$50,301	---	---
	1/16/2007	(3)	3,000	$74,520	---	---
	1/22/2008	(4)	---	---	6,010	$149,288
	3/31/2009	(8)	---	---	5,600	$139,104
	10/27/2009	(8)	---	---	1,768	$43,917
	10/27/2009	(9)	1,815	$45,085	---	---
	1/26/2010	(10)	---	---	5,376	$133,540
	1/26/2010	(11)	1,324	$32,888	---	---

			8,164	$202,794	18,754	$465,849

(1)	The market value of shares that have not vested is the number of reported shares multiplied by the closing market price of Trustmark’s common stock on December 31, 2010, which was $24.84 per share.

(2)	Reflects the number of excess shares that were issued on February 18, 2009, in connection with the greater than 100% vesting of the performance-based restricted stock award granted on February 1, 2006. These time-based restricted shares will vest on December 19,

2011, provided the awardee remains employed through the end of the period of restriction. Accelerated vesting of these shares may occur based on the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control. Dividends on these shares are accumulated and will vest only when and to the extent the shares vest and will be paid then or shortly thereafter.

(3)	Reflects the number of excess shares that were issued on February 22, 2010, in connection with the greater than 100% vesting of the performance-based restricted stock award granted on January 16, 2007. These time-based restricted shares will vest on December 17, 2012, provided the awardee remains employed through the end of the period of restriction. Accelerated vesting of these shares may occur based on the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control. Dividends on these shares are accumulated and will vest only when and to the extent the shares vest and will be paid then or shortly thereafter.

(4)	For restricted stock granted January 22, 2008, reflects the number of performance-based restricted shares that vested and excess shares that were issued under the award on February 22, 2011. The awards vested based on achievement of ROATE targets, with vesting up to and including 100% based on ROATE, and TSR targets, with vesting up to and including 100% based on TSR, compared to a group of peer financial institutions over a January 1, 2008, through December 31, 2010, performance period. Because of the achievement of a performance-based vesting level with respect to the ROATE and TSR targets greater than 100% in the aggregate (with the maximum being 200%), an additional award of time-based restricted stock (excess shares) was issued on February 22, 2011. These excess shares will vest on December 16, 2013, provided the executive remains employed through such date. Accelerated vesting of these excess shares may also occur based on an executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control. Dividends on the initial performance-based restricted stock awards were accumulated and were paid when the initial performance-based restricted stock vested. Dividends on the excess shares issued are accumulated and will vest only when and to the extent the excess shares vest and will be paid then or shortly thereafter.

(5)	Reflects the number of performance-based RSUs that were certified for and excess units (defined below) that were issued to Mr. Hickson on February 22, 2011 in connection with the January 27, 2009 award. Each unit has the value of one share. The award provided for performance-based vesting based on achievement of ROATE targets, with performance-based vesting up to and including 100% based on ROATE, and TSR targets, with performance-based vesting up to and including 100% based on TSR, compared to a group of peer financial institutions over a January 1, 2009, through December 31, 2010, performance period Because of the achievement of a performance-based vesting level with respect to the ROATE and TSR targets greater than 100% in the aggregate (with the maximum being 200%), an additional award of time-based RSUs (excess units) was issued on February 22, 2011. Both the initial performance-based RSUs and the excess units will fully vest on May 10, 2011, if Mr. Hickson remains employed through such date. Accelerated vesting of both the initial performance-based RSUs and the excess units may also occur based on Mr. Hickson’s death, disability, termination by Trustmark without cause, termination by Mr. Hickson for good reason or a change in control. Dividend credits on all of the units are being accumulated and will be paid in cash when the units fully vest on May 10, 2011. Both the initial performance-based RSUs and the excess units will be settled in cash, when and to the extent vested, in an amount equal to the number of vested units multiplied by the fair market value of a share on the settlement date.

(6)	Reflects the number of performance-based restricted shares that were certified for and excess shares that were issued to Mr. Hickson on February 22, 2011 in connection with the January 27, 2009 award. The award provided for performance-based vesting based on achievement of the same performance criteria noted for the performance-based RSUs discussed in note (5) above. Because of the achievement of a performance-based vesting level with respect to the ROATE and TSR targets greater than 100% in the aggregate (with the maximum being 200%), an additional award of time-based restricted shares (excess shares) was issued on February 22, 2011. Both the initial performance-based restricted shares and the excess shares will fully vest on May 10, 2011, if Mr. Hickson remains employed through such date. Accelerated vesting of the initial performance-based restricted shares and the excess shares may also occur based on Mr. Hickson’s death, disability, termination by Trustmark without cause, termination by Mr. Hickson for good reason or a change in control. Dividends for the initial performance-based restricted shares and the excess shares are being accumulated and will be paid when the shares fully vest on May 10, 2011.

(7)	Reflects time-based restricted stock granted, which vests 100% on May 10, 2011, provided Mr. Hickson is still actively employed. Accelerated vesting may occur based on Mr. Hickson’s death, disability, termination by Trustmark without cause, termination by Mr. Hickson for good reason or a change in control. Dividends on any time-based restricted stock are accumulated and will vest and be paid only when and to the extent the shares vest.

(8)	For awards granted on March 31, October 27 and December 16, 2009, reflects the maximum number of performance-based restricted shares and excess shares granted, based on the currently anticipated performance vesting under the awards. These awards were originally approved on January 27, 2009, but the grant dates were delayed pending final guidance, management and legal reviews of TARP restrictions and limitations. The awards vest based on achievement of ROATE targets, with vesting up to and including 100% based on ROATE, and TSR targets, with vesting up to and including 100% based on TSR, compared to a group of peer financial institutions over a January 1, 2009, through December 31, 2011, performance period, provided the executive remains employed through the end of the performance period. Partial time-weighted performance vesting occurs based on ROATE and TSR through the end of the calendar quarter prior to an executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause or termination by the employee for good reason or a change in control. If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%) for an executive who remains employed for the entire performance period, then an additional award of time-based restricted stock (excess shares) will be issued in the first 2½ months after the end of the performance period equal to the number of shares awarded initially to that executive multiplied by the vesting exceeding 100%. Any such awarded excess shares will vest on December 16, 2014, provided the executive remains employed through such date. Accelerated vesting of these excess shares may also occur based on an executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause or termination by the executive for good reason or a change in control. Dividends on the initial performance-based restricted shares are accumulated and will vest and be paid only when and to the extent the initial performance-based restricted shares vest. Dividends on any excess shares issued will be accumulated and will vest only when and to the extent the excess shares vest and will be paid then or shortly thereafter.

(9)	Reflects time-based restricted stock granted on October 27 and December 16, 2009. These awards were originally approved on January 27, 2009, but the grant dates were delayed pending final guidance, management and legal reviews of TARP restrictions and limitations. These awards vest 100% on January 27, 2012, provided the executive is still actively employed. Accelerated vesting may occur based on the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control. Dividends on any time-based restricted stock are accumulated and will vest and be paid only when and to the extent the shares vest.

(10)	For awards granted on January 26, 2010, reflects the maximum number of performance-based restricted shares and excess shares granted, based on the currently anticipated performance vesting under the award. See footnote (2) to the Grants of Plan-Based Awards for 2010 table on page 32 for discussion of the vesting schedule of these awards of performance-based restricted shares and potential excess shares.

(11)	Reflects time-based restricted stock granted, which vests 100% on the third anniversary of the grant date, provided the executive is still actively employed. Accelerated vesting may occur based on the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control. Dividends on any time-based restricted stock are accumulated and will vest and be paid only when and to the extent the shares vest.
Option Exercises and Stock Vested for 2010
     The following table presents information regarding stock options exercised and restricted stock that vested during 2010 for each of the NEOs:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise (1)	on Exercise (2)	Acquired on Vesting (3)	on Vesting (4)
Name	(#)	($)	(#)	($)

Richard G. Hickson	49,000	$117,502	40,072	$962,077
Louis E. Greer	5,000	$11,990	4,480	$107,508
Gerard R. Host	19,500	$27,215	20,563	$493,690
Breck W. Tyler	5,000	$6,640	4,480	$107,508
Duane A. Dewey	---	---	4,480	$107,508

(1)	Represents the gross number of shares acquired upon exercise of vested options without taking into account any shares that may have been surrendered or withheld to cover the option exercise price or applicable tax obligations.

(2)	Value realized is the gross number of options exercised multiplied by the difference between the closing market price of Trustmark’s common stock on the date of exercise and the exercise price.

(3)	Represents the total number of restricted shares that vested during 2010, without taking into account any shares that may have been surrendered or withheld for applicable tax obligations.

(4)	Value realized is the gross number of shares multiplied by the closing market price of Trustmark’s common stock on the date of vesting.

Pension Benefits for 2010
     The following table shows the present value at December 31, 2010, of accumulated benefits payable to each NEO, including the number of years of service credited, under each of the Trustmark Capital Accumulation Plan and the Executive Deferral Plan, determined using interest rate and mortality rate assumptions included in Note 12 to Trustmark’s audited financial statements for the year ended December 31, 2010, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 25, 2011:

		Number of Years	Present Value of	Payments During
		Credited Service (1)	Accumulated Benefit (2)(3)	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Richard G. Hickson	Trustmark Capital Accumulation Plan	14	$306,579	---
	Executive Deferral Plan	13	$3,578,117	---
Louis E. Greer	Trustmark Capital Accumulation Plan	24	$212,505	---
	Executive Deferral Plan	12	$571,752	---
Gerard R. Host	Trustmark Capital Accumulation Plan	27	$316,939	---
	Executive Deferral Plan	18	$1,143,505	---
Breck W. Tyler	Trustmark Capital Accumulation Plan	21	$190,905	---
	Executive Deferral Plan	10	$467,271	---
Duane A. Dewey	Trustmark Capital Accumulation Plan	7	$53,864	---
	Executive Deferral Plan	7	$436,119	---

(1)	Actual years of service as a Trustmark associate for each NEO is as follows: Hickson – 13, Greer – 23, Host – 26, Tyler – 20 and Dewey – 7. Effective May 15, 2009, benefits under the Trustmark Capital Accumulation Plan were frozen. Thus, NEOs will not earn additional benefits after May 15, 2009, except for interest as required by IRS regulations. For purposes of the Executive Deferral Plan, NEOs normally receive one year of credited service for every 12 months of employment with Trustmark since commencement of participation in the plan. For purposes of calculating years of credited service for the Trustmark Capital Accumulation Plan, NEOs received one year of credited service for every calendar year in which they worked 1,000 hours (but disregarding hours of service after May 15, 2009, due to the benefit accrual freeze under the plan). Therefore, number of years of credited service as an associate and years of credited service for the Trustmark Capital Accumulation Plan and the Executive Deferral Plan may differ. Also, since the date of entry into the Executive Deferral Plan could be subsequent to the date of entry into the Trustmark Capital Accumulation Plan, the number of years of credited service for each plan may be different depending on each respective date of entry.

(2)	Includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested.

(3)	The present value of accumulated benefit is based on converting the lump sum attributable to credits earned to date to an annuity payable at retirement age, which is then discounted back to December 31, 2010.
Trustmark Capital Accumulation Plan
     Trustmark maintains a non-contributory pension plan that provides a “pension equity” benefit for all covered associates who were employed prior to January 1, 2007. The “pension equity” benefit formula provides a lump sum credit balance (expressed as a lump sum dollar amount). The “pension equity” benefit is paid after cessation of employment (unless the participant decides to delay payment to normal retirement age (age 65)) as a lump sum (in the same amount as the credit balance) or as a life annuity based on the plan’s actuarial conversion factors, as selected by the participant.
     Benefits payable under the plan are based on a pension equity formula that takes into account the participant’s compensation through May 15, 2009, averaged over the highest consecutive five-year period out of the most recent seven-year period, the number of years of credited service and the age when each year of credited service was earned through May 15, 2009. Compensation consists of W-2 taxable income adjusted for associate contributions to Trustmark’s 401(k) plan, qualified transportation fringe benefits and cafeteria plans. Compensation does not include group term life insurance, automobile allowance, moving expenses, severance pay or income from stock options after 2002. After 2003, compensation also excludes all incentive compensation, bonuses and commissions, with exceptions for associates whose pay is 100% commission-based.
     In an effort to control expenses, participation and benefit accrual under the plan were frozen as of May 15, 2009 (except for certain grandfathered participants, none of whom are NEOs), so that individual pension amounts under the plan are not increased for compensation or service after May 15, 2009 (other than for the grandfathered participants). After May 15, 2009, the pension equity lump sum credit balance of each NEO is increased only for interest credited under IRS regulations (but only until the plan benefit commences to be paid).

     For 2010, the maximum benefit allowable for the Internal Revenue Service was $195,000, and the maximum covered compensation was $245,000. The table above assumes the entire service period was completed under the benefit formula that was effective for service through December 31, 2010, and thereafter, subject to the benefit accrual freeze as of May 15, 2009. Amounts payable pursuant to the plan are not subject to reduction for social security benefits.
Executive Deferral Plan
     Trustmark provides the NEOs with a non-qualified defined benefit plan, which provides a supplemental retirement benefit to NEOs selected for plan participation by the Committee. The retirement benefit is payable for life, but not less than 10 years, and normally commences at normal retirement age (65). Benefits payable pursuant to the plan are not subject to deduction for social security benefits.
     The plan provides retirement and pre-retirement death benefits based upon a retirement benefit amount for each participant established by the Human Resources Committee. The retirement benefit amount is based on the NEO’s level of responsibilities and, in part, on his specified covered salary.
     The following table shows, as to each NEO, annual retirement benefits currently anticipated to be paid at normal retirement (the anticipated normal retirement benefit):

Annual Benefit
Name	($)

Richard G. Hickson	$300,000
Louis E. Greer	$75,000
Gerard R. Host (1)	$300,000
Breck W. Tyler	$75,000
Duane A. Dewey	$100,000

(1) Mr. Host’s annual benefit increased from $150,000 to $300,000, effective January 1, 2011.
     Normal retirement is considered to be the attainment of age 65. The plan permits early retirement at or after age 55 with five years of plan participation. Benefits at early retirement are actuarially reduced. The plan also provides a deferred vested benefit payable at normal retirement age to a participant terminating for reasons other than retirement with at least one year of plan participation or retiring early with a pre-existing election to be paid commencing at his or her normal retirement date. The deferred benefit is accrued and vests at the rate of 1/10th of the anticipated normal retirement benefit for each year of plan participation for a maximum of 10 years. If a participant does not complete at least one year of plan participation, plan benefits are forfeited (except where the cessation of employment is due to death, retirement, total disability or just cause as defined in the plan). Should a participant die prior to retirement, the participant’s beneficiary will receive a death benefit equal to a percentage (100% for the first year and 75% for the remaining years) of a specified covered salary amount (which amount is twice the anticipated normal retirement benefit) for ten years or until the participant would have reached normal retirement age, whichever is later. Life insurance contracts have been purchased to fund payments under the plan.
     Mr. Hickson reached his normal retirement age in 2009. Due to certain tax law rules, his benefit payment under the plan is being deferred, with interest, until it is anticipated to be deductible by Trustmark for federal income tax purposes. Mr. Hickson’s deferred benefits under this plan are expected to be payable commencing November 15, 2011. As Mr. Hickson has reached his normal retirement age, he is not accruing any further benefit under the plan (other than interest on delayed payments).

Non-Qualified Deferred Compensation for 2010
     Trustmark’s NQDC Plan allows executives to defer pre-tax up to 90% of annual base salary and/or cash bonus. No contribution is made to the plan by Trustmark. Each executive’s deferred income account is credited with investment gains (or losses) based on investment elections from a variety of investment options. Distributions can be received under this plan upon retirement, death, long-term disability, termination of employment or during employment at specified dates. The following table presents information relating to each NEO’s participation in the plan:

	Executive	Trustmark	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in	Withdrawals/	at Last Fiscal
	Last Fiscal Year (1)	Last Fiscal Year	Last Fiscal Year (2)	Distributions	Year-End (3)
Name	($)	($)	($)	($)	($)

Richard G. Hickson	---	---	$308,340	---	$2,735,529
Louis E. Greer	$10,000	---	$5,528	---	$43,691
Gerard R. Host	---	---	$206,429	---	$1,447,681
Breck W. Tyler	$25,527	---	$76,623	---	$460,297
Duane A. Dewey	$7,945	---	$11,475	$35,367	$151,835

(1)	All amounts are reported as 2010 salary for the NEO in the Summary Compensation Table on page 30.

(2)	The amounts in this column consist of investment gains for 2010 and do not include any above-market earnings.

(3)	Of the amounts disclosed in this column, the following amounts were previously reported as compensation to the NEO in a Summary Compensation Table prior to 2010: Hickson – $2,062,543, Greer – $12,500, Host – $1,215,390, Tyler – $90,000 and Dewey – $143,219.
Potential Payments Upon Termination or Change in Control
     As discussed above, Trustmark’s executive compensation programs, plans and agreements provide for payments to the NEOs in the event of certain terminations of employment or upon a change in control of Trustmark. The following table describes the potential payments that would be made to each of our NEOs in various termination and change in control scenarios based on compensation, benefit and equity levels in effect on December 31, 2010. The amounts shown assume that the termination or change in control event occurred on December 31, 2010, and are merely estimates. The actual amounts to be paid can only be determined at the time of an NEO’s actual termination of employment or an actual change in control of Trustmark.
     In accordance with SEC regulations, the following table does not report any amount to be provided to an NEO that does not discriminate in scope, terms or operation in favor of Trustmark’s executive officers and which is available generally to all salaried employees, and excludes (i) amounts accrued through December 31, 2010, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under the Trustmark Capital Accumulation Plan, Executive Deferral Plan, NQDC Plan and 401(k) plan and (iii) already vested equity awards.

     As noted above, in connection with his election as President and CEO of Trustmark Corporation and the Bank, Trustmark entered into a new employment agreement with Mr. Host, effective January 1, 2011, which is described below under “— Employment Agreements.” In accordance with SEC regulations, the table below presents information based on Mr. Host’s prior agreement, which was in effect through December 31, 2010:

		Non-CIC	CIC
		Termination by Company	Termination by Company
		Without Cause or	Without Cause or
		by Executive for Good	by Executive for Good
		Reason under Employment	Reason under Employment
Name	Incremental Compensation and Benefit Payments	Agreement	Agreement

Richard G. Hickson (1)	Severance	---	---
	Covenant Payment (2)	$2,598,342	$1,262,745
	Stock Options – Accelerated Vesting (3)	---	---
	Restricted Stock – Accelerated Vesting (3)(4)	$3,307,669	$3,307,669
	Executive Deferral Plan (5)(6)	---	---
	Health & Welfare Benefits (7)	$12,605	$12,605

	Totals	$5,918,616	$4,583,019
Louis E. Greer	Severance	---	---
	Covenant Payment	---	---
	Stock Options – Accelerated Vesting (3)	---	---
	Restricted Stock – Accelerated Vesting (3)(4)	$288,048	$288,048
	Executive Deferral Plan (5)(6)	---	---
	Health & Welfare Benefits	---	---

	Totals	$288,048	$288,048
Gerard R. Host	Severance	---	$699,513
	Covenant Payment (2)	$699,513	$560,338
	Stock Options – Accelerated Vesting (3)	---	---
	Restricted Stock – Accelerated Vesting (3)(4)	$962,764	$962,764
	Executive Deferral Plan (5)(6)	---	---
	Health & Welfare Benefits (8)	---	$21,464

	Totals	$1,662,277	$2,244,079
Breck W. Tyler	Severance	---	---
	Covenant Payment	---	---
	Stock Options – Accelerated Vesting (3)	---	---
	Restricted Stock – Accelerated Vesting (3)(4)	$321,582	$321,582
	Executive Deferral Plan (5)(6)	---	---
	Health & Welfare Benefits	---	---

	Totals	$321,582	$321,582
Duane A. Dewey	Severance	---	---
	Covenant Payment	---	---
	Stock Options – Accelerated Vesting (3)	---	---
	Restricted Stock – Accelerated Vesting (3)(4)	$321,582	$321,582
	Executive Deferral Plan (5)(6)	---	$186,908
	Health & Welfare Benefits	---	---

	Totals	$321,582	$508,490

(1)	Following Mr. Hickson’s retirement on May 10, 2011, Trustmark will provide office space and secretarial support for Mr. Hickson until he reaches age 68 on August 18, 2012. The total estimated cost of the office space and the secretarial support for this period of 15 months is $31,261, based on an estimated cost to Trustmark of the use of the office space and the portion of a secretary’s salary that may be attributed to providing support to Mr. Hickson.

(2)	Payments pursuant to each NEO’s respective agreement in consideration of the executive’s covenants relating to confidentiality and two-year non-solicitation and non-competition commitments. Payment amounts shown for Messrs. Hickson and Host are reduced, pursuant to their respective agreements, to the maximum amount which may be paid without triggering a golden parachute excise tax under Section 280G of the Internal Revenue Code.

(3)	Under a change in control without termination of employment, the executive is entitled to the accelerated vesting of any unvested stock options and a pro-rata portion of his unvested restricted stock, based on actual service in the case of time-based restricted stock and actual performance in the case of performance-based restricted stock and performance-based RSUs (but including 100% of any excess shares or units issued for completed performance periods). The value of stock options is based on the spread between the closing market price of $24.84 per share as of December 31, 2010, and the applicable exercise price for each option. None of the NEOs held any unvested stock options as of December 31, 2010 and, therefore, no incremental value has been attributed to accelerated vesting of options. The value of the restricted stock upon vesting is also based on the closing market price of $24.84 as of December 31, 2010. No other incremental compensation or benefits are payable in such change in control event.

(4)	Upon death or disability, retirement at age 65 or older (with the exception of the January 27, 2009 awards made to Mr. Hickson, which are not subject to acceleration due to retirement) or termination by Trustmark not for cause, the executive is entitled to accelerated vesting of a pro-rata portion of his unvested restricted stock, based on actual service in the case of time-based restricted stock and actual performance in the case of performance-based restricted stock and performance-based RSUs (but including 100% of any excess shares or units issued for completed performance periods).

(5)	Upon death, an incremental pre-retirement death benefit may be payable to the executive’s beneficiary under the Executive Deferral Plan.

(6)	Incremental Executive Deferral Plan benefit amount is equal to the present value difference between the benefit at normal retirement date and the deferred benefit accrued to date, calculated by adding five years of service, up to a maximum of ten total years of participation. The actuarial assumptions used to calculate the incremental benefit are the same as the assumptions in the Pension Benefits for 2010 table using a 5.0% rate for present value computations. Messrs. Hickson, Greer, Host and Tyler were already fully vested as of December 31, 2010, and did not receive any incremental benefits from this provision. Mr. Dewey was awarded three additional years of service, which resulted in the incremental benefits shown in the table.

(7)	Mr. Hickson was not covered during 2010 by any Trustmark health benefit program; however, he did receive life insurance coverage, for which he would receive 18 months of coverage.

(8)	Mr. Host is entitled to twelve months of continuous health and welfare benefit payments upon a change in control.
Employment Agreements
     Richard G. Hickson. On November 20, 2008, as part of its CEO succession planning, Trustmark entered into an amended and restated employment agreement (Agreement) with Mr. Hickson. Under Mr. Hickson’s prior employment agreement, entered into as of October 23, 2007, Mr. Hickson’s employment would have automatically terminated on December 31, 2009 (the last business day of the calendar year in which he reached age 65). Among other changes, Trustmark amended and restated Mr. Hickson’s employment agreement to extend this date to the date of Trustmark’s Annual Meeting in 2011, to provide for an orderly executive management transition and to establish a definitive date by which Mr. Hickson’s successor would be expected to assume his or her position. The Agreement provides for Mr. Hickson to continue serving as Chairman, President and CEO of Trustmark and Chairman and CEO of the Bank through December 31, 2010. To ensure that Mr. Hickson’s talents were available and maximized for Trustmark’s and the new CEO’s benefit during the transition period, after December 31, 2010, the Agreement provides that Mr. Hickson will continue his employment with Trustmark and serve as Chairman of both Trustmark and the Bank until his retirement in May 2011, when the Agreement expires.
     The Agreement provides for Mr. Hickson to receive a base salary to be established each year by the Committee, in an amount of not less than $400,000 annually (whether he is serving as Chairman, President and CEO of Trustmark and Chairman and CEO of the Bank or as Chairman of Trustmark and the Bank). The Agreement also provides that Mr. Hickson’s base salary for the portion of 2011 that Mr. Hickson remains employed by Trustmark will not be less than the prorated portion of his base salary as in effect for 2010.
     The Agreement provides that Mr. Hickson is eligible to receive an annual bonus, stock options and other customary benefits. The Agreement provides that Mr. Hickson is eligible to receive an annual bonus of up to 70% of his base salary (Target Award), and that the Committee may, in its discretion, grant an annual bonus in an amount greater or less than the Target Award, but in no case greater than 100% of the base salary. The Agreement provides that Mr. Hickson will not participate in Trustmark’s regular bonus plan for 2011, but may be awarded a bonus for the portion of the year that he is employed, at the discretion of the Committee.
     The Agreement provides that Mr. Hickson was eligible to receive equity compensation awards through 2009, but that he would not receive equity awards in 2010 or 2011. Pursuant to his Agreement, his 2009 equity compensation award was twice the amount of the usual annual award, with one-half of the award being performance-based and one-half time-based, and with all earned awards normally vesting if and when Mr. Hickson’s employment continues through the date of the Annual Meeting in 2011. If Mr. Hickson’s employment ceases other than due to termination for Cause (as defined in the Agreement), all of his incentive stock options and non-qualified stock options outstanding on the date of the Agreement will be amended to provide, and all of the stock options granted after the date of the Agreement will provide, that to the extent they are outstanding at the time of Mr. Hickson’s cessation of employment, they will continue to be exercisable for their original term. If Mr. Hickson is terminated for Cause, his rights in his stock options will be governed by the terms of the applicable stock option award agreements instead.
     On any cessation of employment, Mr. Hickson will be entitled to earned but unpaid salary and bonus and accrued vacation.
     Subject to the provisions of the Agreement, either Trustmark or Mr. Hickson may terminate the term of the Agreement upon thirty days written notice to the other party, unless Trustmark terminates Mr. Hickson for Cause, in which case no prior written notice is required.

     The Agreement also provided for Mr. Hickson to receive certain benefits in the event his employment was terminated by Trustmark (other than for Cause, death, disability or retirement), or in the event he resigned for Good Reason, within three years following a change in control, including (i) a lump sum payment in an amount equal to the sum of his salary immediately prior to the change in control and the highest annual bonus earned in any of the preceding three years, (ii) a confidentiality, non-solicitation and non-competition covenant payment in an amount equal to two times the sum of his salary immediately prior to the termination or resignation and the highest annual bonus earned in any of the preceding three years, (iii) customary benefits for twelve months following his termination or resignation, reduced by any benefits received from later employment, (iv) immediate vesting of any unvested stock options, and (v) Trustmark’s obligation to purchase Mr. Hickson’s residence for the lesser of appraised value or $900,000, if he had been unable to sell it within four months following his termination (with or without a change in control). However, all of these provisions expired on December 31, 2009.
     If, without a change in control or at any time after December 31, 2009, Mr. Hickson’s employment is terminated by Trustmark (other than for Cause, death, disability or retirement) or if he resigns for Good Reason, in consideration of his agreements relating to confidentiality, non-solicitation and non-competition and his timely releasing Trustmark from certain claims, Trustmark is obligated to pay Mr. Hickson an amount equal to two times the sum of his salary immediately prior to the termination or resignation and the highest annual bonus earned in any of the preceding three years, payable for twenty-four months at regular pay intervals. Trustmark must also provide customary benefits for a period of eighteen months following termination or resignation, reduced by any benefits received from later employment, provided that Trustmark will pay Mr. Hickson the after-tax cost of comparable coverage at regular pay intervals for the eighteen months where coverage cannot continue to be provided.
     If Mr. Hickson becomes disabled while employed by Trustmark and if he timely releases Trustmark from certain claims, he is entitled to a lump sum payment of a time-weighted pro-rata share of his annual bonus target for the year of his disability.
     If Mr. Hickson dies while employed by Trustmark, his spouse or designated beneficiary is entitled to a lump sum payment of a time-weighted pro-rata share of his annual bonus target for the year of his death.
     If Mr. Hickson is terminated for Cause or if he leaves Trustmark voluntarily, he is not entitled to any payment other than earned but unpaid salary and bonus and accrued vacation.
     Upon his retirement in May 2011, Mr. Hickson will be provided office space and secretarial support until he reaches age 68 in 2012.
     Summaries of the definitions of the terms “change in control,” “Cause” and “Good Reason” are included below at the end of this section captioned “—Employment Agreements.” The foregoing, as well as the definitions below, constitute a summary of the terms and provisions of the Agreement. For the complete Agreement, including the exact definitions of the defined terms appearing therein, refer to the copy of the Agreement which has been filed with the SEC and is incorporated by reference into this proxy statement.
     Gerard R. Host – Agreement in Effect through December 31, 2010. Effective October 23, 2007, Trustmark entered into an amended and restated agreement with Mr. Host in order to make changes required by 409A. Under the agreement, on any cessation of employment, Mr. Host was entitled to earned but unpaid salary and bonus and accrued vacation up to the date of termination. If Mr. Host’s employment were terminated by Trustmark (other than for Cause, death, disability or retirement), or if he resigned for Good Reason, within two years after a change in control of Trustmark and if he timely released Trustmark from certain claims, he was entitled to a lump sum payment equal to the sum of his base salary immediately prior to the change in control and the highest annual bonus earned in any of the preceding two years. He was also entitled to receive customary benefits for a period of twelve months following termination or resignation, reduced by any benefits received from later employment, provided that Trustmark would pay him the after-tax cost of comparable coverage at regular pay intervals for the twelve months when coverage could not continue to be provided. Any outstanding unvested stock options would vest as of the change in control. Additionally, in consideration of his covenants relating to confidentiality, non-solicitation and non-competition, Trustmark was obligated to pay him an amount equal to the sum of his salary and the highest annual bonus earned in any of the preceding three years, payable for twelve months at regular pay intervals.
     If, without a change in control, Mr. Host were terminated without Cause or if he resigned for Good Reason, in consideration of his agreements relating to confidentiality, non-solicitation and non-competition and his timely release of Trustmark from certain claims, Trustmark was obligated to pay him an amount equal to the sum of his salary and the highest annual bonus earned in any of the preceding three years, payable for twelve months at regular pay intervals.
     If Mr. Host were terminated for Cause, died, became disabled or left Trustmark voluntarily, he was not entitled to any payment other than earned but unpaid salary and bonus and accrued vacation.
     This agreement was terminated as of December 31, 2010, in connection with the effectiveness of Mr. Host’s new employment agreement described below.

     Gerard R. Host - Agreement in Effect beginning January 1, 2011. As noted above, in connection with his election as President and CEO of Trustmark Corporation and the Bank, Trustmark and Mr. Host entered into a new employment agreement, effective January 1, 2011 (the New Agreement) to replace Mr. Host’s prior 2007 agreement, which terminated as of December 31, 2010.
     The New Agreement provides for Mr. Host to serve as President and Chief Executive Officer of Trustmark and the Bank for a term of three years beginning January 1, 2011, with an automatic rolling one-year extension each December 31, unless either Trustmark or Mr. Host provides notice of non-extension, in which case the New Agreement would expire at the end of the then-current term.
     If not terminated earlier, Mr. Host’s employment under the New Agreement will automatically terminate upon his retirement on December 31, 2019, the year he turns 65.
     In connection with Mr. Host’s election to President and CEO and the related increase in his responsibilities, he received a one-time promotion and inducement bonus of $150,000. Mr. Host is guaranteed a minimum base salary of $550,000 annually, subject to annual review. Recognizing the need to be flexible in the current economic environment, the New Agreement provides that Mr. Host’s base salary may be reduced below $550,000, with his consent if Trustmark reduces the base salaries of other senior executives.
     Mr. Host is eligible to earn an annual cash bonus, with a bonus target amount of 70% of his base salary. The New Agreement eliminates the maximum cap of 100% of base salary for the CEO’s annual cash bonus contained in Mr. Hickson’s employment agreement, reflecting Trustmark’s belief that it should have flexibility to award bonuses as warranted. Mr. Host is also eligible to receive equity compensation awards on such basis as the Committee determines.
     In addition to participating in any benefit plans or programs that are offered to senior executives generally, beginning January 1, 2011, Mr. Host’s target normal retirement annual benefit in the Executive Deferral Plan was increased from $150,000 to $300,000, subject to vesting and accrual rules and future modification by Trustmark.
     Under the New Agreement, Mr. Host is subject to standard confidentiality, non-solicitation and non-competition obligations during the term of the New Agreement and for two years after his employment ends.
     Either Trustmark or Mr. Host may terminate Mr. Host’s employment with 30 days’ notice, except that no prior notice is required in the case of termination for Cause. On any cessation of employment, Mr. Host will be entitled to his earned but unpaid base salary and annual bonus and, except in the case of termination for Cause, any accrued vacation (earned compensation). Mr. Host will be entitled to additional severance benefits in the event his employment ends as a result of his death or disability, or in the event his employment is terminated by Trustmark without Cause whether in connection with a change in control of Trustmark or not, or in the event Mr. Host resigns for Good Reason whether in connection with a change in control of Trustmark or not.
     As partial consideration for his confidentiality, non-solicitation and non-competition obligations after his employment ends, if Mr. Host’s employment is terminated by Trustmark without Cause or if he resigns for Good Reason, he will be entitled to payments equal to two times the sum of (i) his annual base salary and (ii) the average of his annual bonuses earned for the three years prior to the end of his employment (the Covenant Payments).
     If Mr. Host’s employment is terminated by Trustmark without Cause or he resigns for Good Reason, in each case within two years after a change in control during the term of the New Agreement, he will be entitled to the following additional severance benefits (in addition to the Covenant Payments and earned compensation): (i) a lump sum payment equal to one times his base salary and the average of his annual bonuses earned for the three years prior to the change in control, (ii) thirty-six months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination, and (iii) accelerated vesting of any unvested stock options.
     If Mr. Host’s employment is terminated by Trustmark without Cause or he resigns for Good Reason where he is not entitled to such change in control enhanced severance benefits, he will be entitled to twenty-four months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination, in addition to the Covenant Payments and earned compensation.
     If Mr. Host’s employment is terminated due to disability or if he dies during the term, he or his designated beneficiary, spouse or estate will be entitled to a lump sum payment of his earned compensation plus a time-weighted pro-rata share of his annual bonus target amount for that year.
     In recognition of developing best practices in executive compensation, the New Agreement eliminates some benefits that were included in Mr. Hickson’s employment agreement and imposes some additional limitations. The New Agreement does not require Trustmark to purchase Mr. Host’s residence under any circumstances following termination of his employment or provide for post-retirement office space or secretarial support for Mr. Host. Further, the New Agreement includes a clawback provision that will permit Trustmark to recover certain incentive-based compensation as required by federal law and as determined by the Committee.

     Definitions. For purposes of these agreements, “Cause” means (i) commission of an act of personal dishonesty, embezzlement or fraud, (ii) misuse of alcohol or drugs, (iii) failure to pay any obligation owed to Trustmark or any affiliate, (iv) breach of a fiduciary duty or deliberate disregard of any rule of Trustmark or any affiliate, (v) commission of an act of willful misconduct or the intentional failure to perform stated duties, (vi) willful violation of any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order or (vii) unauthorized disclosure of any confidential information of Trustmark or any affiliate or engaging in any conduct constituting unfair competition or inducing any customer of Trustmark or any affiliate to breach a contract with Trustmark or any affiliate; except that in the case of Mr. Host’s New Agreement, “Cause” also means (viii) conviction of, or entry of a guilty plea or plea of no contest to, any felony or misdemeanor involving moral turpitude, (ix) continual failure to perform substantially his duties and responsibilities (other than any such failure resulting from incapacity due to disability) after a written demand for substantial performance is delivered which specifically identifies the manner in which he has not substantially performed his duties and responsibilities, (x) violation in any material respect of Trustmark’s policies or procedures, including the Code of Ethics, or (xi) conduct that has resulted, or if it became known by any regulatory or governmental agency or the public is reasonably likely to result, in the good faith judgment of the Board, in material injury to Trustmark, whether monetary, reputational or otherwise.
     “Good Reason” means (i) a demotion in status, title or position or the assignment of the person to duties or responsibilities which are materially inconsistent with such status, title or position, (ii) a material breach of the agreement by Trustmark, (iii) a relocation of Trustmark’s offices to a location more than fifty miles outside of Jackson, Mississippi, without the executive’s consent or (iv) in the case of Mr. Hickson, through December 31, 2010, his not being the Chairman and CEO of Trustmark Corporation and the Bank or of any successor by merger, and after December 31, 2010, his not being the Chairman of Trustmark Corporation and the Bank or any successor by merger. In the case of Mr. Hickson’s agreement, but not Mr. Host’s prior or New Agreement, any good faith determination of “Good Reason” made by him shall be conclusive.
     “Change in control” means (i) the acquisition by any person of the power to vote, or the acquisition of, more than 20% ownership of Trustmark’s voting stock, (ii) the acquisition by any person of control over the election of a majority of the Board, (iii) the acquisition by any person or by persons acting as a “group” for securities law purposes of a controlling influence over Trustmark’s management or policies or (iv) during any two year period, a more than one-third change in the Board (Existing Board), treating any persons approved by a vote of at least two-thirds of the Existing Board as ongoing members of the Existing Board. However, in the case of (i), (ii) and (iii), ownership or control of Trustmark’s voting stock by a company-sponsored or a company subsidiary-sponsored employee benefit plan will not constitute a change in control.
Human Resources Committee Report
     The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources Committee, as listed below, recommended to the Audit and Finance Committee, acting on behalf of the Board, that the Compensation Discussion and Analysis be included in this proxy statement.

Daniel A. Grafton (Chairman)	John M. McCullouch
Adolphus B. Baker	R. Michael Summerford
Human Resources Committee Interlocks and Insider Participation
     The following directors served on Trustmark’s Human Resources Committee during 2010: Daniel A. Grafton (Chairman), Adolphus B. Baker, John M. McCullouch and R. Michael Summerford. No current or former executive officer or associate of Trustmark or any of its subsidiaries currently serves or has served as a member of the Human Resources Committee or has been involved in any related party transaction, as discussed on page 47.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
     Section 14A of the Exchange Act requires that Trustmark’s shareholders have the opportunity to provide an advisory vote to approve Trustmark’s executive compensation as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. Accordingly, Trustmark’s shareholders are hereby given the opportunity to cast an advisory vote to approve or not approve the compensation of Trustmark’s named executive officers as described above, by voting for or against this proposal.
     The Human Resources Committee and Board have designed Trustmark’s executive compensation to recruit, retain and motivate employees who play a significant role in the organization’s current and future success. Trustmark, through the Human Resources Committee and the Board and the contributions of an outside compensation consultant, structures executive compensation to motivate these employees to maximize shareholder value by achieving performance goals while limiting risk appropriately and maintaining the safety and soundness of the organization. For a full description of these executive compensation practices, please see the description provided under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” and the tabular disclosure of NEO compensation and related disclosures that follow.
     Trustmark believes that its executive compensation and compensation practices and policies are reasonable in comparison to its peer group, are focused on pay-for-performance principles, are strongly aligned with the long-term interest of shareholders and are necessary to attract and retain experienced, highly qualified executives important to Trustmark’s long-term success and the enhancement of shareholder value. The Board believes that Trustmark’s executive compensation achieves these objectives, and, therefore, recommends that shareholders vote “for” the proposal.
     Because this vote is advisory, it will not be binding on the Board and will not be construed as overruling any decision made by the Board. The Human Resources Committee and the Board will take into account the outcome of this advisory vote when considering future executive compensation arrangements, but they are not required to do so.
     The Board recommends that shareholders vote “for” this proposal to provide advisory approval of Trustmark’s executive compensation.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION
     Section 14A of the Exchange Act also requires that Trustmark’s shareholders have the opportunity to recommend how frequently Trustmark should provide an advisory vote on Trustmark’s executive compensation, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2 beginning on page 45. By voting on this proposal, shareholders may indicate whether they would prefer that the advisory vote on Trustmark’s executive compensation occur every one, two or three years.
     After careful consideration, the Board has determined that an advisory vote on Trustmark’s executive compensation that occurs every year is the most appropriate alternative for Trustmark, and therefore the Board recommends that shareholders vote for a one-year frequency for the advisory vote on Trustmark’s executive compensation.
     In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow shareholders to provide Trustmark with their direct input on Trustmark’s executive compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with Trustmark’s policy of seeking input from, and engaging in discussions with, shareholders on corporate governance matters and executive compensation.

     Shareholders may cast their votes on the preferred frequency of the advisory vote on Trustmark’s executive compensation by choosing the option of one year, two years, three years or abstain from voting when voting on this proposal. The option of one year, two years or three years that receives the highest number of votes cast by the shareholders will be the frequency for the advisory vote on executive compensation that has been recommended by the shareholders. The Board will take into account the outcome of the vote when considering how frequently to provide an advisory vote on executive compensation in the future. However, because this vote is advisory and not binding on the Board or Trustmark, the Board may decide that it is in the best interests of Trustmark and its shareholders to select a frequency of advisory vote on executive compensation that differs from the option that receives the highest number of votes from shareholders.
     The Board recommends that shareholders vote for a frequency of “every year” for future advisory votes on Trustmark’s executive compensation.

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
     The Board, based on the recommendation of the Audit and Finance Committee, has engaged KPMG as Trustmark’s independent auditors since April 29, 2002, and has reaffirmed KPMG’s engagement as the independent auditors for the fiscal year ending December 31, 2011. The Board recommends that shareholders vote in favor of ratifying the selection of KPMG. If shareholders do not ratify the selection of KPMG, the Audit and Finance Committee will consider a change in independent auditors for the next year.
     Representatives of KPMG are expected to be present at the annual meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions during the period generally allotted for questions at the meeting.
     The Board recommends that shareholders vote “for” ratification of the selection of KPMG as Trustmark’s independent auditors.

AUDIT AND FINANCE COMMITTEE REPORT
     Trustmark’s Audit and Finance Committee, which conducts the usual and necessary activities in connection with the audit functions of Trustmark, held five meetings during 2010. The Committee reviewed and discussed with management and KPMG the consolidated audited financial statements as of and for the three years ended December 31, 2010. The Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Committee received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the audit committee concerning independence, and discussed the independence of KPMG. Based on this review, the Committee recommended to the Board that the consolidated audited financial statements be included in Trustmark’s Annual Report on Form 10-K for the year ended December 31, 2010.
     None of the following members of Trustmark’s Audit and Finance Committee serve on the audit committee of another company, and all are independent directors as defined by NASDAQ Listing Rules:

R. Michael Summerford (Chairman)	Richard H. Puckett
David H. Hoster II	LeRoy G. Walker, Jr.
     The Board has determined that R. Michael Summerford qualifies as a financial expert pursuant to requirements of the SEC.

Accounting Fees
     The following list presents the fees for professional audit services rendered by KPMG for the audit of Trustmark’s consolidated financial statements for the fiscal years ended December 31, 2010, and December 31, 2009, and fees billed for other services rendered by KPMG during those periods. All services reflected below for 2010 and 2009 were pre-approved in accordance with the policy of the Audit and Finance Committee. Information related to audit fees for 2010 includes amounts billed through December 31, 2010, and additional amounts estimated to be billed for the 2010 period for audit services rendered.
(1)	Audit Fees – Audit fees include fees for professional services in connection with the audit of Trustmark’s consolidated financial statements, audit of internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services provided by KPMG in connection with statutory and regulatory filings. Audit fees for 2010 and 2009 were $700,000 and $685,000, respectively.

(2)	Audit-Related Fees – Audit-related fees include fees for professional services in connection with Trustmark’s SAS 70 examination, acquisition activity and other various assurance services. Audit-related fees for 2010 and 2009 were $141,906 and $123,660, respectively.

(3)	Tax Fees – KPMG did not provide tax services during 2010 or 2009.

(4)	All Other Fees – KPMG did not bill Trustmark for other services during 2010 or 2009.
Pre-Approval Policy
     The Audit and Finance Committee has adopted a policy that sets forth guidelines and procedures for the pre-approval of services to be performed by the independent auditors, as well as the fees associated with those services. Annually, the Committee reviews and establishes the types of services and fee levels to be provided by the independent auditors. Any additional services or fees in excess of the approved amount require specific pre-approval by the Committee. The Committee has delegated to its Chairman the authority to evaluate and approve services and fees in the event that pre-approval is required between meetings. If the Chairman grants such approval, he will report that approval to the full Committee at its next meeting. Non-audit services, as prohibited by the SEC, are likewise prohibited under the Committee’s pre-approval policy.

RELATED PARTY TRANSACTIONS
     The Bank made a payment of approximately $275,000 in 2010 to Bloomfield Equities, LLC, for the naming rights to the Mississippi Braves AA Baseball Stadium, known as “Trustmark Park.” Ninety percent (90%) of Bloomfield Equities, LLC, is owned indirectly by director William G. Yates III and his family. The dollar value of Mr. Yates III’s interest in the transaction was approximately $81,751. The collective dollar value of this transaction to the Yates family was approximately $247,500. The Bank expects to make a payment of $275,000 in 2011 to Bloomfield Equities, LLC, for the naming rights to Trustmark Park. The specific dollar value of Mr. Yates III’s interest in the 2011 transaction is not known at this time.
     In addition, Trustmark purchased a $13,000 sponsorship from Spectrum Events, LLC, for college baseball games played at Trustmark Park in 2010 and leased a billboard from Spectrum Advertising, LLC, for $2,000 per month for 2010. Thirty-three percent (33%) of Spectrum Capital, LLC, which wholly owns Spectrum Events, LLC, and Spectrum Advertising, LLC, is owned directly by director William G. Yates III, while his family and a family trust own the remaining 67%. Spectrum Capital, LLC, also wholly owns Magnolia Properties, LLC, which owns a 90% interest in Bloomfield Equities, LLC. The dollar value of Mr. Yates III’s interest in these transactions is approximately $12,333. The collective dollar value of these transactions to the Yates family is approximately $37,000. Trustmark expects to pay up to a $15,000 sponsorship to Spectrum Events, LLC, for college baseball games played at Trustmark Park in 2011, and to lease a billboard from Spectrum Advertising, LLC, for $2,000 per month for 2011.
     During 2010, W. G. Yates & Sons Construction Company (WGY&S), which is wholly-owned by Mr. Yates III and his family, and for which Mr. Yates III serves as President and CEO, paid premiums for employee benefits insurance policies to third party insurance companies, for which Fisher Brown Bottrell Insurance, Inc. (Fisher Brown Bottrell), a subsidiary of the Bank, received commissions of $178,000 from such insurance companies for placing the policies. Trustmark believes the premiums and the terms of the insurance policies are no more favorable than could be obtained from a non-related party in an arms-length transaction. Fisher Brown Bottrell continues to serve as insurance agent for these policies for WGY&S in 2011. The dollar value of Mr. Yates III’s interest in this transaction is not known at this time.

     The Bank also made loans to directors, executive officers, principal shareholders and their related interests in 2010 and continues to do so in 2011. Such loans were made in the course of ordinary business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.
     Trustmark’s Audit and Finance Committee has adopted and manages a written policy with respect to related party transactions that governs the review, approval or ratification of covered related party transactions. The policy generally provides that Trustmark may enter into a related party transaction only if the Audit and Finance Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party or the transaction involves compensation approved by the Human Resources Committee. A Related Party is (i) an executive officer, director or nominee for director of Trustmark, (ii) a shareholder owning in excess of 5% of Trustmark’s outstanding equity securities, (iii) a person who is an immediate family member of someone listed in (i) or (ii), or (iv) any firm, corporation or other entity in which anyone listed in (i) or (ii) is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.
     In the event management determines to recommend a related party transaction to the Audit and Finance Committee, the Committee reviews and either approves or disapproves such transaction. At subsequent Committee meetings, as necessary, management updates the Committee as to any material change to a proposed or approved related party transaction. The Committee approves only those related party transactions that are in, or are not inconsistent with, the best interests of Trustmark and its shareholders, as the Committee determines in good faith. The Committee considered and pre-approved the 2010 and 2011 payments to Bloomfield Equities, LLC, Spectrum Events, LLC, and Spectrum Advertising, LLC, and, therefore, to Mr. William G. Yates III, as well as the business relationship between Fisher Brown Bottrell and WGY&S.

PROPOSALS OF SHAREHOLDERS
     Shareholders may submit proposals to be considered at the 2012 Annual Meeting of Shareholders if they do so in accordance with applicable regulations of the SEC. Any shareholder intending to propose a matter for consideration at Trustmark’s 2012 Annual Meeting of Shareholders must submit such proposal in writing to the Secretary of Trustmark no later than February 15, 2012; however, in order to be considered for inclusion in Trustmark’s proxy statement for the 2012 Annual Meeting of Shareholders, the proposal must meet the requirements of SEC Rule 14a-8 and be submitted to the Secretary of Trustmark no later than December 2, 2011. In addition, the proxy solicited by the Board for the 2012 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting if Trustmark has not received notice of such proposal by February 15, 2012.

AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on Tuesday, May 10, 2011:
     This proxy statement, a form of the proxy card and Trustmark’s 2010 Annual Report to Shareholders are available at www.trustmark.com under Investor Relations/Annual Meeting of Shareholders.

P.O. BOX 291
JACKSON, MS 39205-0291
VOTE BY INTERNET - www.proxyvote.com
Shareholders may use the Internet to transmit their voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. To vote online, have the proxy card in hand, access the website above, and follow the instructions given.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Trustmark Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Shareholders may use any touch-tone telephone to transmit their voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. To vote by telephone, have the proxy card in hand, call the toll-free number above, and follow the instructions given.
VOTE BY MAIL
Shareholders should mark, sign, and date their proxy card and return it in the postage-paid envelope provided or return it to Trustmark Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M33296-P11324	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TRUSTMARK CORPORATION			For	Withhold	For All
Items of Business			All	All	Except

1.	Election of Directors - To elect a board of ten directors to hold office for the ensuing year or until their successors are elected and qualified.		☐	☐	☐

Nominees:

01) Adolphus B. Baker 06) John M. McCullouch
02) William C. Deviney, Jr. 07) Richard H. Puckett
03) Daniel A. Grafton 08) R. Michael Summerford
04) Gerard R. Host 09) LeRoy G. Walker, Jr.
05) David H. Hoster II 10) William G. Yates III

			For	Against	Abstain

2.	Advisory Vote on Executive Compensation – To provide advisory approval of Trustmark’s executive compensation.		☐	☐	☐

		1 Year	2 Years	3 Years	Abstain

3.	Advisory Vote on the Frequency of Advisory Votes on Executive Compensation – To provide a recommendation for the frequency of advisory votes on Trustmark’s executive compensation.	☐	☐	☐	☐

Instruction for Cumulative Voting for Directors: To cumulate votes for directors, do NOT mark “For All”, “Withhold All” or “For All Except” above, but check this box and specify the method of cumulative voting on the reverse side of this card in the section called “Cumulative Voting Instructions/Comments” by writing the number of shares of Common Stock to be voted for the individual nominee(s) and the number(s) of the nominee(s). Cumulative voting can only be processed by using the proxy card method of voting.
☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain

4.	Ratification of Selection of Independent Auditors - To ratify the selection of KMPG LLP as Trustmark Corporation’s independent auditors for the fiscal year ending December 31, 2011.	☐	☐	☐

5.	To transact such other business as may properly come before the meeting.

Signature [Joint Owners]	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2010 Annual Report to Shareholders are available at
www.trustmark.com under Investor Relations/Annual Meeting of Shareholders.

M33297-P11324

TRUSTMARK CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
May 10, 2011
     The shareholder(s) hereby appoint(s) Daniel A. Grafton and R. Michael Summerford, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Trustmark Corporation that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held in the Trustmark Ballroom at the Jackson Convention Complex, located at 105 Pascagoula Street, Jackson, Mississippi, on Tuesday, May 10, 2011, at 10:00 a.m. Central Time.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, “FOR” APPROVAL OF TRUSTMARK’S EXECUTIVE COMPENSATION, FOR A FREQUENCY OF “EVERY YEAR” (“1 YEAR”) FOR FUTURE ADVISORY VOTES ON TRUSTMARK’S EXECUTIVE COMPENSATION, AND “FOR” RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS.
      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY
ENVELOPE OR VOTE BY INTERNET OR TELEPHONE (SEE REVERSE SIDE FOR MORE INFORMATION).

Cumulative Voting Instructions/Comments:

(For any Cumulative Voting Instructions/Comments noted above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE